UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) October 16, 2007

WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660
(Commission File Number)	(IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
EXHIBIT INDEX
Consent of GLO CPAs, LLP
Consent of KPMG LLP

Item 8.01. Other Events
     Willbros Group, Inc.’s (the “Company”, “we”, “us”, and “our”) operating segments are strategic lines of business that are managed separately as each has different operational requirements and strategies. Beginning the first quarter of 2007, our chief operating decision maker as defined by the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 131, made a change in how the Company operations are viewed when making operating decisions, assessing performance, and allocating resources. As a result of this change we redefined our reportable segments on a basis that is representative of how our chief operating decision maker now manages the Company. The Company redefined its operating segments based on the Company’s core lines of business rather than geographic markets as presented in prior periods. The Company’s operating segments are defined as the following reportable segments: Construction, Engineering, and Engineering, Procurement and Construction (“EPC”). The three reportable segments operate primarily in the United States, Canada, and the Middle East. Previously, the Company’s reportable business segments were US & Canada and International. Prior period balances have been reclassified to reflect this change. Management evaluates the performance of each reportable segment based on operating margins The Company’s corporate operations include the general, administrative, and financing functions of the organization. The costs of these functions are allocated between the three reportable segments.
Business Segments
     We are an independent international contractor serving the oil, gas, and power industries and government entities worldwide. Effective January 1, 2007, the Company aligned its business into three operating and reporting segments: Construction, Engineering, and EPC.
Construction
     Our Construction segment constructs and replaces major cross country pipelines; fabricates engineered structures, processing modules and facilities; constructs oil and gas production facilities, pump stations, flow stations, gas compressor stations, gas processing facilities and other related facilities.
Engineering
     Our Engineering segment provides project management, engineering, and material procurement services to the oil, gas, and power industries and government agencies. We specialize in providing engineering services to assist clients in constructing or expanding pipeline systems, compressor stations, pump stations, fuel storage facilities, and field gathering and production facilities. Over the years, we have developed expertise in addressing the unique engineering challenges involved with pipeline systems and associated facilities.
EPC
     Our EPC segment provides combined engineering and construction services as well as other services offered separately in our Engineering and Construction segments. EPC provides total project solutions, which optimize project scope, schedule and deliverables to meet project objectives. We provide the project deliverables through our own resources or through selected subcontractors. By participating in numerous aspects of a project we are able to determine the most efficient design, permitting, procurement, and construction sequence for a project in connection with making engineering and constructability decisions.
     If our lines of business had been aligned in the manner explained above as of December 31, 2006, Part II, Item 7, “Management’s Discussion and Analysis of Financial condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” submitted in our Form 10-K for the year ended December 31, 2006 would have appeared as set forth below.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (In thousands, except share and per share amounts or unless otherwise noted)
     The following discussion should be read in conjunction with the consolidated financial statements for the years ended December 31, 2006, 2005, and 2004, included in Item 8 of this Form 10-K.
OVERVIEW
2006 General
     We derive our revenue from engineering; construction; and engineering, procurement and construction (“EPC”) services provided to the oil, gas and power industries and government entities. Through the Company and our predecessors, we have provided services to customers in over 55 countries for almost 100 years. During 2006, we generated revenue from continuing operations primarily in the United States, Canada, and Oman. We obtain our work through competitive bidding and through negotiations with prospective clients. Contract values may range from a few thousand dollars to several hundred million dollars and contract durations range from a few weeks to more than two years.
     Our strategy is to deploy our resources in markets for our engineering, construction and EPC services that can provide the highest risk adjusted return, while maintaining a balanced backlog with respect to commercial and political risks and market presence. Our overall strategy has not changed; however, as the fundamental drivers in different markets around the world change, our tactical approach is continuously adjusted and refined. Because of our ongoing evaluation of the Company’s operations and markets, we are employing a new set of tactics to optimize the risk adjusted returns we seek. In late June 2006, this evaluation process resulted in our decision to sell our operations in Nigeria, joining Venezuela and the TXP-4 Plant as the Company’s discontinued operations (“Discontinued Operations”). We concluded that the operating and commercial risks associated with doing business in Nigeria have exceeded our acceptable risk levels.
     On February 7, 2007, we sold our Nigeria operations through a share purchase agreement for a total consideration of $155,250. Under the terms of the share purchase agreement with Ascot Offshore Nigeria Limited (“Ascot”), a Nigerian energy services company, we received $150,000 in cash with a $5,250 note for the balance of the purchase price for the shares of WG Nigeria Holdings Limited, the holding company which owns the operating and equipment companies supporting our activities in Nigeria. On February 12, 2007, we received $2,625 as partial payment on the note which is due and payable no later than August 1, 2007. The final net proceeds to the Company are subject to post-closing working capital and other adjustments. Due to the many variables affecting the Company’s contracts and commercial negotiations in Nigeria, the final adjustments may not be determined for several months, and those adjustments may be substantial, but are not expected to result in the recognition of a loss on this sale. In conjunction with this transaction, we purchased certain minority interests at a total cost of $10,500.
     The sale of our Venezuela operations was completed during the fourth quarter of 2006. The sale of the TXP-4 Plant in Opal, Wyoming, was completed in the first quarter of 2006. Therefore, included in discontinued operations are the financial results of the operations of the TXP-4 Plant and the Nigeria and Venezuela operations (collectively the “Discontinued Operations”). See Note 2—Discontinuance of Operations and Asset Disposal in the Notes to Consolidated Financial Statements included in Item 8 in the Form 10-K for additional information on Discontinued Operations.
     With our exit from Nigeria and Latin America, we can now refocus our attention and resources to North America and a few other selected international markets. We also expect to benefit from additional cost savings which we can realize through a more opportunistic approach to our international business currently operating from our base in Oman where we are well positioned for project work in the Middle East and North Africa.
     We believe the fundamentals supporting the demand for engineering, construction and EPC services for the energy industry, particularly for pipeline services in North America, will continue to be strong for the next two to five years. Many positive developments reinforce our view. Capital spending for the exploration and production sector of the energy industry is expected to exceed $300 billion in 2007; this is a 9 percent increase over 2006. Even with lower forecasted crude oil prices, the oil sands region of western Canada forecasted capital expenditures on new bitumen production and processing facilities are expected to exceed C$100 billion through 2015, as production levels are increased from approximately one million barrels per day presently to more than three million barrels per day in 2015. In the United States, new gas production in the Rocky Mountain region has generated plans for gas pipelines to the West, Midwest and East Coast. Liquefied natural gas is also expected to bring more opportunities to Willbros, both in North America and in other producing/exporting countries.
     The engineering market in North America continues to be capacity constrained. We are selecting and accepting assignments that offer higher margins and better contract terms and position us for EPC assignments. Our engineering operations are currently at capacity, constrained by the availability of qualified personnel. We believe our locations in Tulsa, Oklahoma and Salt Lake City, Utah protect us to some degree from the high turnover of technical employees’ characteristic in energy centers such as Houston, Texas. We believe this high level of engineering activity has been the precursor to higher levels of construction activity in North America. Our backlog at December 31, 2006 of $602.3 million for continuing operations reflects the growth of work under contract from $240.4 million at December 31, 2005. Our discussions with potential customers and our recent awards regarding pipeline and station construction projects in North America, coupled with the increase in engineering assignments, reinforce our belief that our ability to obtain improved terms and conditions and better pricing will continue in 2007 and 2008. We believe customers recognize the imbalance in the supply and demand for pipeline engineering and construction, and will offer better terms and conditions, resulting in lower risk to us, to control pricing increases for our services.
     Demand in the North American market led the improvement in backlog from continuing operations in 2006, and we believe the demand there will continue to be strong. We also expect the international market to continue to expand and exhibit strengthening demand as new energy infrastructure developments are contemplated in North Africa and the Middle East, markets of focus for us.
Financing Transactions
     On October 27, 2006, we concluded two financing transactions that were required to support our expected growth. Willbros USA, Inc., a wholly-owned subsidiary of the Company, entered into a new $100,000 three-year senior secured synthetic credit facility (the “2006 Credit Facility”) with a group of lenders led by Calyon New York Branch (“Calyon”). Concurrent with the creation of the 2006 Credit Facility, the predecessor 2004 Credit Facility was terminated and a total of $38,708 of outstanding letters of credit was reissued under the 2006 Credit Facility. At December 31, 2006, the 2006 Credit Facility had availability of $35,455 and is scheduled to expire in October 2009. The Company may elect to increase the total capacity under the 2006 Credit Facility to $150,000, with consent from Calyon. Borrowings have not taken place, nor is it the Company’s intent to use the 2006 Credit Facility for future borrowings. The 2006 Credit Facility was established to provide a source of letters of credit.
     Also on October 27, 2006, the Company sold 3,722,360 shares of its common stock in a private placement (the “Private Placement”). The selling price was $14.00 per/share which was a discount of approximately 10 percent based on the Company’s closing stock price of $15.50 on October 24, 2006. Net proceeds after estimated transaction costs were $48,748. Net proceeds will be used for general corporate purposes primarily to support the start-up of several new projects in the United States and Canada.
     See Liquidity and Capital Resources below for additional information the 2006 Credit Facility and the Private Placement.
SIGNIFICANT BUSINESS DEVELOPMENTS
     During 2006 and through February 2007, we were awarded multiple projects valued at approximately $900,000. Significant project awards announced were as follows:
•	Willbros Engineers, Inc. (“WEI”) executed an EPC contract with Guardian Pipeline, L.L.C. to provide services for the Guardian Expansion and Extension Project. The Guardian Expansion and Extension Project will involve constructing 106 miles of 30-inch and 20-inch natural gas pipeline from the terminus of the existing Guardian Pipeline near Ixonia, Wisconsin, to the Green Bay area. Eight associated meter stations and two 39,000 horsepower compressor stations, one located in Dekalb County, Illinois, and the other in Walworth County, Wisconsin, will also be constructed. WEI’s scope of work currently includes the pipeline and the meter stations.

•	WEI was also awarded an EPC contract by Cheniere Sabine Pass Pipeline Company (“Cheniere”), a wholly-owned subsidiary of Cheniere Energy, Inc. Under the EPC Agreement, which is effective as of February 1, 2006, Willbros will provide Cheniere with services for the management, engineering, material procurement, construction and construction management of the 16-mile, 42-inch pipeline and related facilities to be constructed from Cheniere’s liquefied natural gas terminal being constructed at Sabine Pass to a pipeline interconnect at Johnson’s Bayou, all located in Cameron Parish, Louisiana.

WEI and Cheniere are entering into the EPC agreement sufficiently in advance of commencement of physical construction of the pipeline in order to perform detailed engineering and procure materials. Construction is scheduled to commence in April 2007 and to be completed in September 2007.

•	Willbros RPI, Inc., was awarded a construction contract for the installation of 71 miles of 42-inch natural gas pipeline in North Louisiana from CenterPoint Energy. This work consists of the eastern two loops of CenterPoint’s planned 172-mile, 42-inch pipeline from Carthage, Texas to its Perryville Hub in Northeast Louisiana. The project commenced in the fourth quarter of 2006 and completion is scheduled for the second quarter of 2007.

•	The Oman Construction Company (“TOCO”), received a construction contract to perform additional maintenance activities and small capital projects for Occidental of Oman Inc. The duration of the assignment is expected to span the next 3 to 5 years, with an option to renew for an additional 1 to 2 years.

•	Willbros RPI, Inc., in February 2007 was awarded a construction contract with Southeast Supply Header, LLC (“SESH”), a joint venture between subsidiaries of Spectra Energy Corp and CenterPoint Energy Inc. (NYSE: CNP), to construct approximately 190 miles of the SESH project, consisting of 42-inch and 36-inch diameter pipeline. SESH will begin near the Perryville Hub in northeast Louisiana and will interconnect with the Gulfstream Natural Gas System, L.L.C. pipeline in Mobile County, Alabama. Construction of the project is anticipated to begin in the fourth quarter of 2007 and to be completed in the summer of 2008.
Financial Summary
     For the year ended December 31, 2006, we incurred a net loss from continuing operations of $22,035 or $0.98 per share on revenue of $543,259. This compares to a net loss from continuing operations of $30,461 or $1.43 per share on revenue of $294,479 in 2005.
     Our 2006 revenue was up 84.5 percent from 2005, primarily driven by improving market conditions in North America. (See Note 12—Segment Information in the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K for additional information regarding segment reporting). Following are the key components of the increase in revenue:
•	Commencement of work on new engineering and pipeline construction projects in the United States; and

•	Expansion of work relating to maintenance and fabrication contracts in the Canadian oil sands.
     Contract income for 2006 increased $25,358 to $53,765 from $28,407 in 2005, and contract margin increased to 9.9 percent in 2006 from 9.6 percent in 2005. Contract income increase was driven primarily by the increase in revenue as margins remained relatively consistent.
     General and Administrative (“G&A”) expense increased $11,016 to $53,366 in 2006 from $42,350 in 2005. The increase in G&A not only reflected higher levels of business activity in North America but also included severance costs of $6.3 million related to executive management changes and $3.4 million associated with increased costs in outside legal, accounting, auditing and consulting fees.
     The Company recognized $2,308 of income tax expense on a loss for continuing operations of $19,727. This was an increase of $640 compared to 2005. Due to expenses of $28,311 occurring in Panama where no tax benefit is obtained, the Company incurred a tax expense on a loss from continuing operations. Permanent timing differences in the U.S. also contributed to a higher effective tax rate.
     Cash and cash equivalents decreased $18,290 to $37,643 at December 31, 2006, from $55,933 at December 31, 2005. The decrease resulted primarily from the cash consumed in our discontinued operations of $105,354 and capital expenditures of $12,264. The decrease was partially offset by cash generated from continuing operations investing activities of $40,804 and financing activities of $51,550.
     Long-term debt increased to $166,152 in 2006 from $138,020 in 2005 primarily due to proceeds from the issuance of $19,500 of 6.5% Notes and an increase in capital lease obligations of $11,217.

Discontinued Operations
     As discussed above in “2006 General”, we sold our Nigeria operations on February 7, 2007. The decision to sell our Nigeria Operations was the result of the following:
     In Nigeria we continued to see the spread and escalation of hostilities against oil and gas installations and the work forces charged with construction, maintenance and operation of those installations. The attacks by militants directly and indirectly affected the Company on a continuous basis since the hostage taking incident of February 18, 2006. However, since mid-June, the situation in Nigeria worsened, with attacks increasing throughout the country. Additional production operations in the Delta area have been and remain, shut in. These disruptions have had the combined effect of supporting higher oil prices and either frustrating projects or creating a force majeure event for our ongoing projects in Nigeria. In the current work environment, with the Nigeria government and local operating companies unable to provide the security necessary for us to conduct project operations, our project activities were frustrated and we could not expose our personnel on an ongoing basis to the very real and escalating threat posed by these militant and hostile community disturbances. Further, there existed the ongoing possibility that labor unrest could escalate into violence at the Choba facility due to a continuing labor dispute over a new May 2006 labor agreement.
     In late September 2006, violence in the Port Harcourt area escalated to the point where we elected to transfer employees out of this area to ensure their continued safety. We subsequently reduced our Choba facility staff to a minimum number required to support a caretaker status. Critical ongoing support functions were shifted to Lagos and other locations outside the Port Harcourt area.
     Discontinued Operations reported an $83,402 net loss or $3.72 loss per share for the year ended December 31, 2006. Net loss from Discontinued Operations was almost entirely attributable to our Nigeria operations which reported an $83,773 net loss for 2006. The operating results in Nigeria for 2006 were negatively impacted by schedule delays; increasing costs related to labor, equipment, materials, and security; disputes with clients related to change orders, and the lack of revenue on certain projects due to force majeure. Additionally during the process of selling our Nigeria operations, we incurred costs to protect the value of our franchise in Nigeria by continuing to qualify for future projects and by maintaining a certain level of workforce. During 2006, Discontinued Operations consumed $105,354 of cash in its operating and investing activities primarily due to the net loss generated by the Company’s Nigeria operations.
     Additional financial disclosures on Discontinued Operations are provided in Note 2—Discontinuance of Operations and Asset Disposal in the Notes to Consolidated Financial Statements in this Form 10-K.
     The remainder of Management’s Discussion and Analysis of Financial Conditions and Results of Operations pertains only to continuing operations unless noted otherwise.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Revenue
     A number of factors relating to the Company’s business affect the recognition of contract revenue. The Company typically structures contracts as fixed-price, unit-price, time and material or cost plus fixed fee. Revenue from unit-price and time and material contracts is recognized as earned. The Company believes that its operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.
     Revenue for fixed-price and cost plus fixed fee contracts is recognized on the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. The Company does not recognize income on a fixed-price contract until the contract is approximately 5 percent to 10 percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.

     The Company considers unapproved change orders to be contract variations on which the Company has customer approval for scope change, but not for price associated with that scope change. Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. The Company recognizes revenue equal to cost incurred on unapproved changed orders when realization of price approval is probable and the estimated amount is equal to or greater than the Company’s cost related to the unapproved change order. Revenue recognized on unapproved change orders is included in “Contract costs and recognized income not yet billed” on the balance sheet.
     Unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated costs and recoverable amounts may be required in the future reporting periods to reflect the changes in estimates or final agreement with customers.
     The Company considers claims to be amounts the Company seeks or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.
Income Taxes
     The Company accounts for income taxes by the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences of operating loss and tax credit carry forwards and temporary differences between the financial statement carrying values of assets and liabilities and their respective tax basis. The provision or benefit for income taxes and the annual effective tax rate are impacted by income taxes in certain countries being computed based on a deemed income rather than on taxable income and tax holidays on certain international projects.
OTHER FINANCIAL MEASURES
Backlog
     In our industry, backlog is considered an indicator of potential future performance because it represents a portion of the future revenue stream. Our strategy is not focused solely on backlog additions but, capturing quality backlog with margins commensurate with the risks associated with a given project.
     Backlog consists of anticipated revenue from the uncompleted portions of existing contracts and contracts whose award is reasonably assured. At December 31, 2006, total backlog from continuing and discontinued operations was $1,009,052 compared to $816,355 at December 31, 2005. Backlog for continuing operations at December 31, 2006 and 2005 was $602,272 and $240,373, respectively, a 151 percent increase. We believe the backlog figures are firm, subject only to the cancellation and modification provisions contained in various contracts. We expect that approximately $461.8 million or about 77 percent, of our existing total backlog at December 31, 2006, will be recognized in revenue during 2007. Historically, a substantial amount of our revenue in a given year has not been in our backlog at the beginning of that year. Additionally, due to the short duration of many jobs, revenue associated with jobs performed within a reporting period will not be reflected in backlog. We generate revenue from numerous sources, including contracts of long or short duration entered into during a year as well as from various contractual processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas. These revenue sources are not added to backlog until realization is assured.

     The following table shows our backlog by operating segment as of December 31, 2006 and 2005:

	2006		2005
	Amount	Percent	Amount	Percent
Backlog
Construction	$320,461	53.2%	$233,085	97.0%
Engineering	92,956	15.4	90	0.0
EPC	188,855	31.4	7,198	3.0

Total, continuing operations	602,272	100.0%	240,373	100.0%

Discontinued operations	406,780		575,982

Total backlog	$1,009,052		$816,355

EBITDA from Continuing Operations
     We use EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of our overall assessment of financial performance by comparing EBITDA between accounting periods. We believe that EBITDA is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in businesses similar to ours. EBITDA from continuing operations for 2006 was $968 as compared to ($13,201) in 2005. The $14,169 increase in EBITDA is primarily the result of increased contract income of $25,358 partially offset by increased G&A expense of $11,016, including severance costs of $6,254.
     A reconciliation of EBITDA to GAAP financial information can be found in Item 6 “Selected Financial Data” of this Form 10-K.
RESULTS OF OPERATIONS
     Our contract revenue and contract costs are significantly impacted by the capital budgets of our clients and the timing and location of development projects in the oil, gas and power industries worldwide. Contract revenue and cost vary by country from year to year as the result of: (a) entering and exiting work countries; (b) the execution of new contract awards; (c) the completion of contracts; and (d) the overall level of demand for our services.
     Our ability to be successful in obtaining and executing contracts can be affected by the relative strength or weakness of the U.S. dollar compared to the currencies of our competitors, our clients and our work locations.
Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 31, 2005
Contract Revenue
     Contract revenue increased $248,780 (84.5 percent) to $543,259 primarily as a result of increases in Construction. A year-to-year comparison of revenue is as follows:

	Year Ended December 31,
			Increase /	Percent
	2006	2005	(Decrease)	Change
Construction	$421,270	$214,020	$207,250	96.8%
Engineering	75,833	43,194	32,639	75.6%
EPC	46,156	37,265	8,891	23.9%

Total contract revenue	$543,259	$294,479	$248,780	84.5%

     Construction revenue increased $207,250 primarily as a result of increased work in Canada and in the United States. The increase in Canada revenue is attributable to $57,011 in new major projects, increased fabrication and maintenance revenue of $29,555, and our new Edmonton modular fabrication facility that opened in the fourth quarter of 2005 which generated revenue of approximately $13,828 in 2006, compared to $87 in 2005.

Construction revenue in the United States increased approximately $61,380 due to a higher level of activity, and in Oman, Construction revenue increased $43,922 due to new pipeline construction contracts and oilfield services contracts.
     Engineering revenue increased $32,639, including an increase of $23,260 from a single large engineering project in the United States and approximately $12,100 in new projects.
     EPC revenue increased $8,891 due to several new EPC projects in the United States and $1,527 from increased government services revenue.
Contract Income
     Contract income increased $25,358 (89.3 percent) to $53,765 in 2006 as compared to 2005. A year-to-year comparison of contract income is as follows:

	Year Ended December 31,
		% of		% of	Increase /	Percent
	2006	Revenue	2005	Revenue	(Decrease)	Change
Construction	$35,081	8.3%	$14,869	6.9%	$20,212	135.9%
Engineering	13,848	18.3%	3,602	8.3%	10,246	284.5%
EPC	4,836	10.5%	9,936	26.7%	(5,100)	(51.3)%

Total contract income	$53,765	9.9%	$28,407	9.6%	$25,358	89.3%

     Construction contract income increased $20,212 as a result of a $13,239 increase in Canada, a $3,821 increase in Oman, and an improvement of $1,824 due to project completions in the prior year which resulted in a decrease in expenses. Contract income in the United States had a slight increase of only $1,328 on lower margins resulting from a tight labor market, project start-up delays and inclement weather on several large construction projects.
     Engineering income increased $10,246 as a result of increased engineering work in the United States at generally higher margins.
     EPC income decreased $5,100 as a result of decreased margins in the United States due to completion of a high margin project in 2005, increased costs related to a tight labor market, new project startup delays and inclement weather on certain projects.
Other Operating Expenses
     Depreciation and amortization increased $742 (6.3 percent) to $12,430 in 2006 from $11,688 in 2005 due to 2006 equipment purchases of $11,373 and property acquired through capital leases valued at $12,108. Construction depreciation and amortization increased to $8,935 from $8,359, or 6.5 percent. Engineering depreciation and amortization decreased to $827 from $1,065, or 22.3 percent. EPC depreciation and amortization increased to $2,668 from $2,234, or 19.4 percent.
     General and Administrative (“G&A”) expense increased $11,016 to $53,366 in 2006 from $42,350 in 2005. The increase in G&A not only reflected higher levels of business activity in the United States and Canada but also included severance costs of $6.3 million related to executive management changes and $3.4 million associated with increased costs in outside legal, accounting, auditing and consulting fees.
Non-Operating Items
     Interest net, expense increased to $8,265 in 2006 from $3,904 in 2005 due primarily to additional interest expense related to the 6.5% Notes of $4,871.
     Foreign Exchange and Other net decreased to income of $569 in 2006 from $742 in 2005, an unfavorable variance of $173. This variance is caused primarily by a $429 reduction in gains on sale of property, plant and equipment and an increase in foreign exchange loss of $164. These reductions in income were offset by an increase in miscellaneous income of $420 mainly related to our participation as a plaintiff in the settlement of a class action suit.

     Income tax—The Company recognized $2,308 of income tax expense on a loss for continuing operations of $19,727. This was an increase of $640 compared to 2005. Due to expenses of $28,311 occurring in Panama where no tax benefit is obtained, the Company incurred a tax expense on a loss from continuing operations. Permanent timing differences in the U.S. also contributed to a higher effective tax rate.
Loss from Discontinued Operations, Net of Taxes
     The Company recognized a net loss from Discontinued Operations of $83,402 in 2006 compared to a net loss of $8,319 in 2005, an increase loss of $75,083. The Nigeria operations accounted for $83,773 of the 2006 loss. A loss of $971 in Venezuela and a recognized net gain of $1,342 on the sale of the Opal TXP-4 account for the remainder of the 2006 loss from discontinued operations.
Fiscal Year Ended December 31, 2005 Compared to Fiscal Year Ended December 31, 2004
Contract Revenue
     Contract revenue increased $21,685 (7.9 percent) to $294,479 in 2005 from $272,794 in 2004.

	Year Ended December 31,
			Increase /	Percent
	2005	2004	(Decrease)	Change
Construction	$214,020	$226,662	$(12,642)	(5.6)%
Engineering	43,194	30,993	12,201	39.4%
EPC	37,265	15,139	22,126	146.2%

Total contract revenue	$294,479	$272,794	$21,685	7.9%

     Construction revenue decreased $12,642 (5.6 percent) in 2005 compared to 2004. The net decrease consisted of decreases of $54,029 due to the completion of the Iraq project in 2004, $11,554 in Oman, and $10,161 due to the 2004 completion of other projects, primarily those in Bolivia and Ecuador, offset by increases of $41,871 in our United States construction division due to new pipeline construction projects and $21,230 in Canada from continuation of work relating to maintenance and fabrication contracts in the Canadian oil sands.
     Engineering revenue increased $12,201 primarily as a result of increased engineering work in the United States.
     EPC revenue increased $22,126 due to new EPC projects in the United States.
Contract Income
     Contract income decreased $22,030 (43.7 percent) to $28,407 in 2005 from $50,437 in 2004. Variations in contract costs by country were closely related to the variations in contract revenue.

	Year Ended December 31,
		% of		% of	Increase /	Percent
	2005	Revenue	2004	Revenue	(Decrease)	Change
Construction	$14,869	6.9%	$47,038	20.8%	$(32,169)	(68.4)%
Engineering	3,602	8.3%	914	2.9%	2,688	294.1%
EPC	9,936	26.7%	2,485	16.4%	7,451	299.8%

Total contract income	$28,407	9.6%	$50,437	18.5%	$(22,030)	(43.7)%

     Construction income decreased $32,169 primarily as a result of projects which were completed in 2004, including Iraq, $17,769, Bolivia, $5,510, and Ecuador, $1,309 and decreases in Oman of $4,573, the United States of $2,585, and in Canada of $578. The decline in the contract margin percent resulted primarily from the high margin recognized from the completed 2004 Iraq project and the 2004 benefit from the Bolivia Transierra

Project claim settlement. Lower contract margins in Canada due to start-up costs association the new fabrication facility and cost overruns on certain construction projects all contributed to the decline. These declines in contract margin were partially offset by higher contract margins on pipeline construction projects in the United States.
     Engineering income increased $2,688 primarily as a result of increased engineering work in the United States with improved margins.
     EPC income increased $7,451 primarily as a result of increased EPC work in the United States with improved margins much of which related to a single large project.
Other Operating Expense
     Depreciation and amortization increased $1,912 (19.6 percent) to $11,688 in 2005 due to 2005 capital expenditures of $25,111 and a full year’s depreciation on the new world-wide information technology system. Construction depreciation and amortization increased to $8,389 from $7,541, or 11.2 percent. Engineering depreciation and amortization increased to $1,065 from $878, or 21.3 percent. EPC depreciation and amortization increased to $2,234 from $1,357, or 64.6 percent.
     G&A expense increased $9,825 (30.2 percent) to $42,350 in 2005 compared to $32,525 in 2004. The increase in G&A was a result of increased activity in North America as well as increased spending on office facilities and information technology of approximately $5 million.
Non-Operating Items
     Interest net, including amortization of debt issue cost, increased $2,133 to an expense of $5,481 in 2005 from an expense of $3,348 in 2004 due primarily to the write-off of debt restructuring cost of $1,203 and higher debt levels during 2005 versus 2004. Interest income increased $709 to $1,577 in 2005 compared to $868 in 2004, as a result of an overall increase in invested funds in 2005 as compared to 2004.
     Income tax provision for income taxes in 2005 was $1,668, an increase of $2,695 over the 2004 benefit of $1,027. The company’s net income in 2004 included non-taxable revenue from Iraq of $55 million allowing the net benefit, while in 2005 the company had expenses of $20 million in Panama where no tax benefit is obtained.
Loss from Discontinued Operations, Net of Taxes
     The loss from Discontinued Operations decreased $18,792 from a loss of $27,111 in 2004 to a loss of $8,319 in 2005. The reduction in the loss from discontinued operations is due to a $212,791 increase in revenue attributable entirely to our Nigeria operations and a 6.8 percent increase in contract margin.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity
     During 2006, operating activities for continuing operations used $5,429 of cash compared to a use of $34,631 during 2005. This represents an improvement in operating cash flows of $29,202 from 2006 to 2005. We believe that the proceeds from the sale of our Nigeria operations, proceeds from the private sale of equity and the improved cash flows from our continuing operations will be sufficient to finance working capital and capital expenditures for continuing operations and should give us the liquidity and flexibility to perform the increasing volume of projects we are currently pursuing or have in backlog. Capital expenditures for 2007 are estimated to exceed 2006 levels.
Capital Requirements
     Our primary requirements for capital are to acquire, upgrade and maintain equipment, provide working capital for current projects, finance the mobilization of employees and equipment to new projects, establish a presence in countries where we perceive growth opportunities and finance the possible acquisition of new businesses and equity investments. Historically, we have met these capital requirements primarily from operating cash flows, borrowings under our credit facility, and debt and equity financings.

Working Capital
     Cash and cash equivalents decreased $18,290 to $37,643 at December 31, 2006, from $55,933 at December 31, 2005. The decrease resulted primarily from the cash consumed in our discontinued operations of $105,354 and capital expenditures of $12,264. The decrease was partially offset by cash generated from continuing operations in investing activities of $40,804 and in financing activities of $51,550.
     Working capital, excluding the net assets and liabilities of discontinued operations, decreased $29,221 (33.2 percent) to $58,725 at December 31, 2006 from $87,946 at December 31, 2005. The decrease was primarily attributable to an increase in accounts payable and contract billings in excess of cost and recognized income not yet billed of $68,358, a decrease in cash of $18,290, and partially offset by an increase in accounts receivable and prepaid expenses of $58,529.
2006 Financing Activities
     2006 Credit Facility—On October 27, 2006, we concluded two financing transactions that were required to support our expected growth. Willbros USA, Inc., a wholly-owned subsidiary of the Company, entered into a new $100,000 three-year senior secured synthetic credit facility (the “2006 Credit Facility”) with a group of lenders led by Calyon New York Branch (“Calyon”). Concurrent with the creation of the 2006 Credit Facility, the predecessor 2004 Credit Facility was terminated and a total of $38,708 of outstanding letters of credit was reissued under the 2006 Credit Facility. At December 31, 2006, the 2006 Credit Facility had availability of $35,455 and is scheduled to expire in October 2009. The Company may elect to increase the total capacity under the 2006 Credit Facility to $150,000, with consent from Calyon. The Company currently has a commitment from Calyon to underwrite an increase to the 2006 Credit Facility by $25,000 subject to certain terms and conditions. The Company will increase the 2006 Credit Facility only if it has requirements to issue letters of credit in excess of $100,000. The 2006 Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of certain new indebtedness and liens, restrictions on certain transactions and payments and maintenance of a maximum senior leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth requirement. Borrowings have not taken place, nor is it the Company’s present intent to use the 2006 Credit Facility for future borrowings. The 2006 Credit Facility was established primarily to provide a source for letters of credit. Unamortized debt issue costs associated with the 2006 Credit Facility of $1,986 are included in other assets at December 31, 2006, and are being amortized over the three-year term of the credit facility ending October 2009.
     As of December 31, 2006, there were no borrowings outstanding under the 2006 Credit Facility and there were $64,545 in outstanding letters of credit, $41,920 issued for projects in continuing operations and $22,625 issued for projects related to discontinued operations. Borrowings have not taken place, nor is it the Company’s intent to use the 2006 Credit Facility for future borrowings. The 2006 Credit Facility was established to provide a source of letters of credit.
     Private Placement—On October 27, 2006, the Company also sold 3,722,360 shares of its common stock in a private placement (the “Private Placement”). The selling price was $14.00 per share which was a discount of approximately 10 percent based on the Company’s closing stock price of $15.50 on October 24, 2006. Net proceeds after estimated transaction costs were $48,748. Net proceeds will be used for general corporate purposes primarily to support the start-up of several new projects in the United States and Canada.
     The buyers of the Private Placement common stock also acquired warrants to purchase an additional 558,354 shares at an exercise price of $19.03 per share. Each warrant will be exercisable, in whole or in part for a period of 60 months from the date of issuance. Additional information on the Private Placement and the 2006 Credit Facility is available in Note 10—Stockholders’ Equity and Note 7—Long-term Debt, respectively in the Notes to the Consolidated Financial Statements in this Form 10-K.
6.5% Senior Convertible Notes
     On December 22, 2005, the Company entered into a purchase agreement for a private placement of $65,000 aggregate principal amount of its 6.5% Senior Convertible Notes due 2012 (the “6.5% Notes”). The private placement closed on December 23, 2005. The net proceeds of the offering were used to retire existing indebtedness and provide additional liquidity to support working capital needs for our current level of operations. During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their options to purchase an additional $19,500 of the 6.5% Notes, bringing the aggregate principal amount of the private placement to $84,500. The 6.5% Notes are general senior unsecured obligations. Interest is payable semi-annually on June 15 and December 15, and payments began on June 15, 2006.

     The 6.5% Notes are convertible into shares of the Company’s common stock at a conversion rate of 56.9606 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $17.56 per share resulting in 4,813,171 shares issuable at December 31, 2006), subject to adjustment in certain circumstances.
2.75% Convertible Senior Notes
     During 2004, the Company completed an offering of $70,000 of 2.75% Convertible Senior Notes (the “2.75% Notes”). The 2.75% Notes are general senior unsecured obligations. Interest is paid semi-annually on March 15 and September 15 and payments began on September 15, 2004. The 2.75% Notes mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier. The holders of the 2.75% Notes may, under certain circumstances, convert the notes into shares of the Company’s common stock at an initial conversion ratio of 51.3611 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $19.47 per share resulting in 3,595,277 shares issuable at December 31, 2006 subject to adjustment in certain circumstances). The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company’s common stock exceeds 120 percent of the then current conversion price, or $23.36 per share, based on the initial conversion price.
     On September 22, 2005, the Company entered into an amendment of the indenture with holders of the 2.75% Notes (the “Indenture Amendment”). The Indenture Amendment extended the initial date on or after which the 2.75% Notes may be redeemed by the Company to March 15, 2013 from March 15, 2011.
2004 Credit Facility
     On March 12, 2004, the existing $125,000 June 2002 credit agreement with Calyon was amended, restated and increased to $150,000 (the “2004 Credit Facility”). The 2004 Credit Facility would have matured on March 12, 2007 but was replaced on October 27, 2006 by the 2006 Credit Facility (See Financing Transactions above). The 2004 Credit Facility was available for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings were limited to the lesser of 40 percent of the borrowing base or $30,000. Interest was payable quarterly at a base rate plus a margin ranging from 0.75 percent to 2.00 percent or on a Eurodollar rate plus a margin ranging from 1.75 percent to 3.00 percent. The 2004 Credit Facility was collateralized by substantially all of the Company’s assets, including stock of the Company’s principal subsidiaries, prohibited the payment of cash dividends and required the Company to maintain certain financial ratios. The borrowing base was calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed; property, plant and equipment, and spare parts.
     During the period from August 6, 2004 to August 18, 2006, the Company entered into various amendments and waivers to the 2004 Credit Facility with its syndicated bank group to waive non-compliance with certain financial and non-financial covenants. Among other things, the amendments provided that (1) certain financial covenants and reporting obligations were waived and/or modified to reflect the Company’s current and anticipated future operating performance, (2) the ultimate reduction of the facility to $50,000 and provided for a letter of credit limit of $50,000 less the face amount of letters of credit issued prior to August 18, 2006, and provided that each new letter of credit must be fully cash collateralized and that a letter of credit fee of .25 percent be paid for each cash collateralized letter of credit and (3) a requirement for the Company to maintain a minimum cash balance of $15,000. The Sixth Amendment expired on September 30, 2006, and availability under the 2004 Credit Facility was reduced to zero. On October 27, 2006, the 2004 Credit Facility was replaced with the 2006 Credit Facility.
     Additional information on the 2004 Credit Facility, the 6.5% Notes and the 2.75% Notes is available in Note 7—Long-term Debt in the Notes to the Consolidated Financial Statements in this Form 10-K.

Contractual Obligations

	Payments Due By Period
		Less than			More than
	Total	1 year	1-3 years	4-5 years	5 years
Convertible notes	$154,500	$—	$—	$70,000	$84,500
Capital lease obligations	13,144	5,480	7,664	—	—
Operating lease obligations	17,650	7,755	7,971	1,924	—

Total	$185,294	$13,235	$15,635	$71,924	$84,500

     As of December 31, 2006, there were no borrowings under the 2006 Credit Facility and there were $64,545 in outstanding letters of credit, $41,920 issued for projects in continuing operations and $22,625 issued for projects related to discontinued operations.
     Additionally, we have various notes and leases payable, generally related to equipment financing and local revolving credit facilities. All notes and leases are at market interest rates, and are collateralized by certain vehicles, equipment and/or real estate.
     We have unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $4,582 at December 31, 2006. There were no outstanding borrowings at December 31, 2006 or 2005.
     During 2006, our allowance for doubtful accounts including Discontinued Operations increased from $6,672 to $10,389, with an increase in the allowance for continuing operations from $516 to $598 and $6,156 to $9,791 for discontinued operations. This increase in the allowance is due to an additional provision of $4,512, primarily related to discontinued operations, and net write-offs of uncollectible accounts of $795. We do not anticipate any significant collection problems with our customers beyond what has been already recognized in our allowance, including those in countries that may be experiencing economic and/or currency difficulties. Since our customers generally are major oil companies and government entities, and the terms for billing and collecting for work performed are generally established by contracts, we historically have had a very low incidence of collectability problems.
Off-Balance Sheet Arrangements and Commercial Commitments
     From time to time, we enter into commercial commitments, usually in the form of commercial and standby letters of credit, insurance bonds and financial guarantees. Contracts with our customers may require us to provide letters of credit or insurance bonds with regard to our performance of contracted services. In such cases, the commitments can be called upon in the event of our failure to perform contracted services. Likewise, contracts may allow us to issue letters of credit or insurance bonds in lieu of contract retention provisions, in which the client withholds a percentage of the contract value until project completion or expiration of a warranty period.
     A summary of our off-balance sheet commercial commitments for both continuing and discontinued operations as of December 31, 2006 is as follows:

	Expiration Per Period
	Total	Less Than		More Than
	Commitment	1 Year	1-2 Years	2 Years
Letters of credit:
US—performance	$33,250	$33,250	$—	$—
Canada—performance	8,569	8,569	—	—
Other—performance and retention	5,282	1,602	3,680	—
Nigeria projects—performance	22,625	2,743	19,759	123

Total letters of credit	69,726	46,164	23,439	123
U.S. Insurance bonds—primarily performance	99,050	35,936	53,700	9,414

Total commercial commitments	$168,776	$82,100	$77,139	9,537

     These commercial commitments totaling $168,776 represent the maximum amount of future payments we could be required to make. We had no liability recorded as of December 31, 2006, related to these commitments.
NEW ACCOUNTING PRONOUNCEMENTS
     FIN No. 48—In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 31, 2006. The Company is currently evaluating what impact, if any, this statement will have on its financial statements.
     SFAS No. 157—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2007. The Company is currently evaluating what impact, if any, this statement will have on its financial statements.
     FASB Staff Position (“FSP”) No. AUG AIR-1—On September 7, 2006 the FASB issued this amendment to certain provisions in the American Institute of Certified Public Accountants (“AICPA”) Industry Guide, Audits of Airlines, and Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The guidance in this FSP shall be applied to the first fiscal year beginning after December 15, 2006. The Company intends to adopt this standard for the fiscal year beginning January 1, 2007. The Company is currently evaluating what impact, if any, this amendment will have on its financial statements, including the potential impact to retrospective periods.
EFFECTS OF INFLATION AND CHANGING PRICES
     Our operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors, in the countries in which we operate. We attempt to recover anticipated increases in the cost of labor, equipment, fuel and materials through price escalation provisions in certain major contracts or by considering the estimated effect of such increases when bidding or pricing new work.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Willbros Group, Inc.
     We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willbros Group, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.
     We have also audited the adjustments to the 2004 consolidated financial statements to retrospectively apply the change in accounting, as described in Note 2. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review or apply any procedures to the 2004 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2004 financial statements taken as a whole.
     We also have audited the adjustments to retrospectively apply the change in reportable segments reported in Note 12 to the consolidated financial statements for the years 2006, 2005, and 2004. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review or apply any procedures to the 2004 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2004 financial statements taken as a whole.
/s/ GLO CPAs, LLP
Houston, Texas
March 12, 2007, except for Note 12 which is as of September 26, 2007

Report of Independent Registered Public Accounting Firm
The Stockholders and Board of Directors
Willbros Group, Inc.:
     We have audited, before the effects of the adjustments to retrospectively apply the change in accounting related to the discontinued operations as described in Note 2 and the change in reportable operating segments as described in Note 12, the consolidated statement of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Willbros Group, Inc. for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting related to the discontinued operations as described in Note 2 and the change in reportable operating segments as described in Note 12, present fairly, in all material respects, and the results of its operations and its cash flows for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
     We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting related to the discontinued operations as described in Note 2 and the change in reportable operating segments as described in Note 12, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by GLO CPAs, LLP.
/s/ KPMG LLP
Houston, Texas
November 21, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Willbros Group, Inc.
     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting (Item 9A(b)), that Willbros Group, Inc. (“the Company”) did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of material weaknesses identified in management’s assessment, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of December 31, 2006.
     Nigeria Accounting—During the fourth quarter of 2006, the Company determined that a material weakness in their internal control over financial reporting exists related to the Company’s management control environment over the accounting for their Nigeria operations. This weakness in management control led to the inability to adequately perform various control functions including supervision over and consistency of: inventory management; petty cash disbursement; accounts payable disbursement approvals; account reconciliation; and review of time keeping records. This weakness resulted primarily due to the Company being unable to maintain a consistent and stable internal control environment over its Nigeria operations in the fourth quarter of 2006.
     Nigeria Project Controls – Estimate to Complete—A material weakness exists related to controls over Nigeria project reporting. This weakness existed throughout 2006 and is a continuation of a material weakness reported in their 2005 Form 10-K. The weakness primarily impacted one large Nigeria project with a total contract value of approximately $165 million, for which cost estimates were not updated timely in the fourth quarter of 2006 due to insufficient measures being taken to independently verify and update reliable cost estimates. This material weakness specifically resulted in material changes to revenue and cost of sales during the preparation of their year end financial statements by their accounting staff prior to the issuance of the Form 10-K.
     The above material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 consolidated financial statements, and this report does not affect our report dated March 12, 2007 which expressed an unqualified opinion on those financial statements.
     In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
/s/ GLO CPAs, LLP
Houston, Texas
March 12, 2007

WILLBROS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$37,643	$55,933
Accounts receivable, net	137,104	84,003
Contract cost and recognized income not yet billed	11,027	7,619
Prepaid expenses	17,299	11,871
Parts and supplies inventories	2,069	2,509
Assets of discontinued operations	294,192	261,099

Total current assets	499,334	423,034
Deferred tax assets	5,064	4,134
Property, plant and equipment, net	65,347	59,706
Goodwill	6,683	6,687
Other assets	11,826	5,324

Total assets	$588,254	$498,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$5,562	$2,680
Accounts payable and accrued liabilities	122,352	67,599
Contract billings in excess of cost and recognized income	14,947	1,342
Accrued income taxes	3,556	2,368
Liabilities of discontinued operations	182,092	144,085

Total current liabilities	328,509	218,074
2.75% convertible senior notes	70,000	70,000
6.5% senior convertible notes	84,500	65,000
Long-term debt	7,077	340
Other liabilities	237	237

Total liabilities	490,323	353,651

Commitments and contingencies (see Note 13)

Stockholders’ equity:
Class A preferred stock, par value $.01 per share, 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.05 per share, 70,000,000 shares authorized (35,000,000 at December 31, 2005) and 25,848,596 shares issued at December 31, 2006 (21,649,475 at December 31, 2005)	1,292	1,082
Capital in excess of par value	217,036	161,596
Accumulated deficit	(120,603)	(15,166)
Treasury stock at cost, 167,844 shares at December 31, 2006 (98,863 at December 31, 2005)	(2,154)	(1,163)
Deferred compensation	—	(3,720)
Note receivable for stock purchases	—	(231)
Accumulated other comprehensive income	2,360	2,836

Total stockholders’ equity	97,931	145,234

Total liabilities and stockholders’ equity	$588,254	$498,885

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2006	2005	2004
Contract revenue	$543,259	$294,479	$272,794
Operating expense:
Contract	489,494	266,072	222,357
Depreciation and amortization	12,430	11,688	9,776
General and administrative	53,366	42,350	32,525

	555,290	320,110	264,658

Operating income (loss)	(12,031)	(25,631)	8,136

Other income (expense):
Interest income	1,803	1,577	868
Interest expense	(10,068)	(5,481)	(3,348)
Foreign exchange gain (loss)	(150)	14	(85)
Other, net	719	728	(302)

	(7,696)	(3,162)	(2,867)

Income (loss) from continuing operations before income taxes	(19,727)	(28,793)	5,269

Provision (benefit) for income taxes	2,308	1,668	(1,027)

Net income (loss) from continuing operations	(22,035)	(30,461)	6,296
Loss from discontinued operations net of provision for income taxes	(83,402)	(8,319)	(27,111)

Net loss	$(105,437)	$(38,780)	$(20,815)

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.98)	$(1.43)	$0.30
Loss from discontinued operations	(3.72)	(0.39)	(1.29)

Net loss	$(4.70)	$(1.82)	$(0.99)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.98)	$(1.43)	$0.30
Loss from discontinued operations	(3.72)	(0.39)	(1.29)

Net loss	$(4.70)	$(1.82)	$(0.99)

Weighted average number of common shares outstanding:
Basic	22,440,742	21,258,211	20,922,002

Diluted	22,440,742	21,258,211	20,922,002

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)
(In thousands, except share amounts)

			Capital in	Retained			Notes	Accumulated	Total
	Common Stock		Excess	Earnings			Receivable	Other	Stock-
		Par	of Par	(Accumulated	Treasury	Deferred	Stock	Comprehensive	holders’
	Shares	Value	Value	Deficit)	Stock	Compensation	Purchases	Income(Loss)	Equity
Balance, December 31, 2003	20,748,498	$1,037	$149,373	$44,429	$(345)	$—	$(982)	$1,015	$194,527
Comprehensive income (loss):
Net loss	—	—	—	(20,815)	—	—	—	—	(20,815)
Foreign currency translation adjustments	—	—	—	—	—	—	—	579	579

Total compre-hensive loss									(20,236)
Payment of notes receivable	—	—	—	—	—	—	990	—	990
Amortization of note discount	—	—	—	—	—	—	(224)	—	(224)
Restricted stock grants	183,000	9	2,312	—	—	(2,321)	—	—	—
Forfeitures of restricted stock grants	—	—	—	—	(210)	210	—	—	—
Deferred compensation	—	—	134	—	—	472	—	—	606
Issuance of common stock under employee benefit plan	15,603	1	220	—	—	—	—	—	221

Exercise of stock options	478,879	24	4,136	—	—	—	—	—	4,160

Balance, December 31, 2004	21,425,980	1,071	156,175	23,614	(555)	(1,639)	(216)	1,594	180,044

Comprehensive income (loss):
Net loss	—	—	—	(38,780)	—	—	—	—	(38,780)
Foreign currency translation adjustments	—	—	—	—	—	—	—	1,242	1,242

Total comprehensive loss									(37,538)
Amortization of note discount	—	—	—	—	—	—	(15)	—	(15)
Restricted stock grants	175,000	9	3,822	—	—	(3,831)	—	—	—
Vesting restricted stock rights	10,875	1	(1)	—	—	—	—	—	—
Forfeiture of restricted stock grants	—	—	—	—	(357)	357	—	—	—
Additions to treasury stock, vesting restricted stock	—	—	—	—	(251)	—	—	—	(251)
Deferred compensation	—	—	1,165	—	—	1,393	—	—	2,558
Issuance of common stock under employee benefit plan	3,870	—	80	—	—	—	—	—	80
Exercise of stock options	33,750	1	355	—	—	—	—	—	356

Balance, December 31, 2005	21,649,475	1,082	161,596	(15,166)	(1,163)	(3,720)	(231)	2,836	145,234

Comprehensive income (loss):
Net loss	—	—	—	(105,437)	—	—	—	—	(105,437)
Foreign currency translation adjustments	—	—	—	—	—	—	—	(476)	(476)

Total comprehensive loss									(105,913)
Deferred compensation	—	—	3,520	—	—	3,720	—	—	7,240
Amortization of note discount	—	—	—	—	—	—	(12)	—	(12)
Stock received for note	—	—	—	—	(243)	—	243	—	—
Restricted stock grants	168,116	8	(8)	—	—	—	—	—	—
Vesting of restricted stock rights	12,125	1	(1)	—	—	—	—	—	—
Additions to treasury stock, vesting restricted stock	—	—	—	—	(748)	—	—	—	(748)
Exercise of stock options	296,520	15	3,367	—	—	—	—	—	3,382
Private placement of common stock	3,722,360	186	45,139	—	—	—	—	—	45,325
Issuance of common stock warrants	—	—	3,423	—	—	—	—	—	3,423

Balance, December 31, 2006	25,848,596	$1,292	$217,036	$(120,603)	$(2,154)	$—	$—	$2,360	$97,931

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share amounts)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(105,437)	$(38,780)	$(20,815)
Reconciliation of net loss to cash provided by (used in) operating activities:
Loss from discontinued operations	83,402	8,319	27,111
Depreciation and amortization	12,430	11,688	9,776
Amortization of debt issue costs	2,319	2,920	1,846
Non-cash compensation expense	7,240	2,558	606
Deferred income tax expense (benefit)	(895)	1,730	1,281
Loss (gain) on sales and retirements of property, plant and equipment	(3,914)	(910)	378
Equity in joint ventures	—	16	10,314
Amortization of notes receivable discount	(12)	(15)	(224)
Provision (credit) for bad debts	517	586	(262)
Provision for inventory obsolescence	—	600	1,400
Changes in operating assets and liabilities:
Accounts receivable, net	(54,101)	(27,443)	(8,587)
Contract cost and recognized income not yet billed	(3,439)	(6,668)	5,972
Prepaid expenses	5,052	4,411	(186)
Parts and supplies inventories	603	(8,882)	(1,693)
Other assets	(3,123)	(373)	(194)
Accounts payable and accrued liabilities	39,117	18,961	7,215
Contract billings in excess of cost and recognized income	13,602	(2,290)	(2,705)
Accrued income taxes	1,210	(1,059)	7,443

Cash provided by (used in) operating activities of continuing operations	(5,429)	(34,631)	38,676
Net cash flows used in operating activities of discontinued operations	(97,923)	(2,486)	(1,266)

Cash provided by (used in) operating activities	(103,352)	(37,117)	37,410
Cash flows from investing activities:
Proceeds from sales of property and equipment	3,663	1,740	1,274
Proceeds from sales of discontinued operations	48,514	—	—
Purchases of property, plant and equipment	(11,373)	(18,706)	(15,733)

Cash provided by (used in) investing activities of continuing operations	40,804	(16,966)	(14,459)
Net cash flows used in investing activities of discontinued operations	(7,431)	(19,998)	(22,292)

Cash provided by (used in) investing activities	33,373	(36,964)	(36,751)
Cash flows from financing activities:
Proceeds from private placement of equity	48,748	—	—
Proceeds from exercise of stock options	3,382	436	4,381
Proceeds from issuance of 6.5% senior convertible notes	19,500	65,000	—
Proceeds from issuance of 2.75% convertible senior notes	—	—	70,000
Proceeds from long-term debt	—	15,000	—
Proceeds from notes payable to banks	—	3,924	2,490
Repayment of notes payable to banks	(12,135)	(4,400)	(3,323)
Costs of debt issuance	(6,306)	(1,474)	(6,176)
Payment of capital leases	(891)	(6,405)	—
Acquisition of treasury stock	(748)	(251)	—
Repayment of long-term debt	—	(15,000)	(14,000)
Collection of notes receivable for stock purchases	—	—	990

Cash provided by financing activities of continuing operations	51,550	56,830	54,362
Net cash flows provided by financing activities of discontinued operations	—	—	—

Cash provided by financing activities	51,550	56,830	54,362
Effect of exchange rate changes on cash and cash equivalents	139	17	(829)

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share amounts)

	Year Ended December 31,
	2006	2005	2004

Increase (decrease) in cash and cash equivalents	(18,290)	(17,234)	54,192
Cash and cash equivalents, beginning of year	55,933	73,167	18,975

Cash and cash equivalents, end of year	$37,643	$55,933	$73,167

Supplemental cash flow information:
Cash paid for interest (including discontinued operations)	$7,590	$2,421	$1,514
Cash paid for income taxes (including discontinued operations)	$11,782	$15,887	$2,393
Non-cash investing and financing transactions:
Property and equipment obtained by capital lease	$12,108	$—	$—
Prepaid insurance obtained by note payable	$10,620	$—	$—
Treasury stock acquired for forfeited restricted stock grants	$—	$357	$210
Settlement of officer note receivable for stock	$243	$—	$—
Distribution of property by joint ventures	$—	$—	$737
Receivable obtained by sale of discontinued operations	$3,300	$—	$—
See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies
     Company—Willbros Group, Inc. (“WGI”), a Republic of Panama corporation, and all of its majority-owned subsidiaries (the “Company”) provide construction, engineering, specialty services and development activities to the oil, gas and power industries and government entities. The Company’s principal markets for continuing operations are the United States, Canada, and the Middle East. The disclosures in the notes to consolidated financial statements relate to continuing operations, except as otherwise indicated.
     Basis of Presentation of Discontinuance of Operations and Asset Disposal—During 2006, the Company chose to exit the following businesses: Nigeria, Venezuela, and the TXP-4 Plant, (collectively the “Discontinued Operations”), and accordingly, these businesses are presented as discontinued operations in the preceding consolidated financial statements. The net assets and net liabilities related to the Discontinued Operations are shown on the Consolidated Balance Sheets as components of “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively. The results of the Discontinued Operations are shown on the Consolidated Statements of Operations as a component of “Loss from discontinued operations net of provision for income taxes”, for all periods shown.
     Principles of Consolidation—The consolidated financial statements of the Company include the accounts of WGI and all of its majority-owned subsidiaries. Inter-company accounts and transactions are eliminated in consolidation. The ownership interest of minority participants in subsidiaries that are not wholly-owned (principally in Oman) is included in accounts payable and accrued liabilities and is not material. The minority participants’ share of the net income of those subsidiaries is included in contract costs. Interest in the Company’s unconsolidated joint ventures is accounted for using the equity method in the consolidated balance sheet.
     Restatement of Consolidated Financial Statements—In late December 2004, the Company became aware of improprieties in the Company’s Bolivian subsidiary related to assessment of certain Bolivian taxes and allegations that the subsidiary had filed improper tax returns. Upon learning of the tax assessment and alleged improprieties, the Company commenced an initial investigation into the matter and notified the Audit Committee of the Board of Directors, which retained independent counsel, who in turn retained forensic accountants, and began an independent investigation. Concurrent with the Audit Committee’s investigation, the Company initiated its own review of the Company’s accounting. This review focused primarily on the Company’s international activities supervised by J. Kenneth Tillery, the former President of Willbros International, Inc. (“WII”), the primary international subsidiary of the Company, but also included other areas of the Company’s accounting activities.
     As a result of the investigations and the Company’s accounting review, the Company determined that several members of the senior management of WII and its subsidiaries collaborated to misappropriate assets from the Company and cover up such activity. It was determined that the Bolivian subsidiary had in fact filed improper tax returns, or failed to file returns, at the direction of Mr. Tillery. The investigation also determined that Mr. Tillery, in collusion with several members of management of the international subsidiaries, was involved in a pattern of improper activities, primarily in the Company’s Nigeria subsidiaries, which was specifically contrary to established Company policies, internal controls and possibly the laws of several countries, including the United States.
     Use of Estimates—The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions by management of the Company in the preparation of the consolidated financial statements. These estimates and assumptions relate to the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, goodwill and parts and supplies inventories; quantification of amounts recorded for contingencies, tax accruals and certain other accrued liabilities; valuation allowances for accounts receivable and deferred income tax assets; and revenue recognition under the percentage-of-completion method of accounting, including estimates of progress toward completion and estimates of gross profit or loss accrual on contracts in progress. The Company bases its estimates on historical experience and other assumptions that it believes relevant under the circumstances. Actual results could differ from these estimates.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
     Commitments and Contingencies—Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated. Recoveries of costs from third parties, which management assesses are probable of realization, are separately recorded as assets in other assets. Legal costs incurred in connection with matters relating to contingencies are expensed in the period incurred.
     Accounts Receivable—Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the probable amount of credit losses in the Company’s existing accounts receivable. A considerable amount of judgment is required in assessing the realization of receivables. Relevant assessment factors include the creditworthiness of the customer and prior collection history. Balances over 90 days past due and over a specified minimum amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection are exhausted and the potential for recovery is considered remote. The allowance requirements are based on the most current facts available and are re-evaluated and adjusted on a regular basis and as additional information is received. The Company does not have any off-balance-sheet credit exposure related to its customers.
     Inventories—Inventories, consisting primarily of parts and supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Parts and supplies are evaluated at least annually and adjusted for excess and obsolescence. Parts and supplies related to continuing operations were valued at $2,069 and $2,509 at December 31, 2006 and December 31, 2005, respectively. No excess or obsolescence allowances existed at December 31, 2006 or 2005.
     Other Operating Expense—Other operating expense consists of the costs incurred by the Company associated with fraudulent invoices for fictitious supplies or services. See Note 2-Restatement, in the Company’s 2004 Annual Report Form 10-K.
     Property, Plant and Equipment—Property, plant and equipment is stated at cost. Depreciation, including amortization of capital leases, is provided on the straight-line method using estimated lives as follows:

Construction equipment	4-6 years
Marine equipment	10 years
Transportation equipment	3-4 years
Buildings	20 years
Furniture and equipment	3-10 years
     Assets held under capital leases and leasehold improvements are amortized on a straight-line basis. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Normal repair and maintenance costs are charged to expense as incurred. Significant renewals and betterments are capitalized. Long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
     Goodwill—Goodwill represents the excess of purchase price over fair value of net assets acquired. Goodwill is not amortized but instead is annually tested for impairment. Annual testing for impairment occurs during the fourth quarter of the fiscal year and more frequently if an event or circumstance indicates that an impairment has occurred. The impairment test involves determining the fair market value of each of the reporting units with which the goodwill is associated and comparing the estimated fair market value of each of the reporting units with its carrying amount. The Company completed its annual evaluation for impairment of goodwill as of December 31, 2006, and determined that no impairment of goodwill existed as of that date.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
     Revenue—A number of factors relating to the Company’s business affect the recognition of contract revenue. The Company typically structures contracts as fixed-price, unit-price, material and time or cost plus fixed fee. Revenue from unit-price and time and material contracts is recognized as earned. The Company believes that its operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.
     Revenue for fixed-price and cost plus fixed fee contracts is recognized on the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. The Company does not recognize income on a fixed-price contract until the contract is approximately 5 percent to 10 percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.
     The Company considers unapproved change orders to be contract variations on which the Company has customer approval for scope change, but not for price associated with that scope change. Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. The Company recognizes revenue equal to cost incurred on unapproved changed orders when realization of price approval is probable and the estimated amount is equal to or greater than the Company’s cost related to the unapproved change order. Revenue recognized on unapproved change orders is included in Contract costs and recognized income not yet billed on the balance sheet.
     Unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated costs and recoverable amounts may be required in the future reporting periods to reflect the changes in estimates or final agreement with customers.
     The Company considers claims to be amounts the Company seeks or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.
     Income Taxes—The Company accounts for income taxes by the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences of operating loss and tax credit carry forwards and temporary differences between the financial statement carrying values of assets and liabilities and their respective tax bases. The provision or benefit for income taxes and the annual effective tax rate are impacted by income taxes in certain countries (in discontinued operations) being computed based on a deemed profit rather than on taxable income and tax holidays on certain international projects.
     Retirement Plans and Benefits—The Company has a voluntary defined contribution retirement plan for U.S. based employees that is qualified, and is contributory on the part of the employees, and a voluntary savings plan for certain international employees that is non-qualified, and is contributory on the part of the employees.
     Stock-Based Compensation—Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” using the modified prospective application method. Under this method, compensation cost is recognized for the applicable amounts of: (a) compensation expense of all share-based payments granted prior to, but not yet vested as of, January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and previously presented in the pro forma footnote disclosures in the Company’s SEC reports), and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
with the provisions of SFAS No. 123R). The Company uses the Black-Scholes valuation method to determine the fair value of stock options granted as of the grant date.
     Foreign Currency Translation—All significant monetary asset and liability accounts denominated in currencies other than United States dollars are translated into United States dollars at current exchange rates for countries in which the local currency is the functional currency. Translation adjustments are accumulated in other comprehensive income (loss). Non-monetary assets and liabilities in highly inflationary economies are translated into United States dollars at historical exchange rates. Revenue and expense accounts are converted at prevailing rates throughout the year. Foreign currency translation adjustments and translation adjustments in highly inflationary economies are recorded in income.
     Concentration of Credit Risk—The Company has a concentration of customers in the oil, gas and power industries which exposes the Company to a concentration of credit risk within a single industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized. The allowance for doubtful accounts, including that in discontinued operations, increased in 2006 to $10,389 from $6,672 in 2005. The Company believes the allowance for doubtful accounts is adequate.
     Fair Value of Financial Instruments—The carrying value of financial instruments does not materially differ from fair value.
     Capitalized Interest—The Company capitalizes interest as part of the cost of significant assets constructed or developed for its own use. Capitalized interest was $57, $168, and $349 in 2006, 2005 and 2004, respectively.
     Income (Loss) per Common Share—Basic income (loss) per share is calculated by dividing net income (loss), less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted income (loss) per share is calculated by including the weighted-average number of all potentially dilutive common shares with the weighted-average number of common shares outstanding.
     Derivative Financial Instruments—The Company may use derivative financial instruments such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenue with expense in the same currency. The Company had no derivative financial instruments as of December 31, 2006 or 2005.
     Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
     Cash flows from investing activities—The proceeds from sale of discontinued operations for the year ended December 31, 2006 includes $16,532 of non-refundable payments to be applied to the sale of Nigeria assets and operations.
     Recently Issued Accounting Standards—FIN No. 48—In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 31, 2006. The Company is currently evaluating what impact, if any, this statement will have on its financial statements.
     SFAS No. 157—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2007. The Company is currently evaluating what impact, if any, this statement will have on

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
its financial statements.
     FASB Staff Position (“FSP”) No. AUG AIR-1—On September 7, 2006 the FASB issued this amendment to certain provisions in the American Institute of Certified Public Accountants (“AICPA”) Industry Guide, Audits of Airlines, and Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The guidance in this FSP shall be applied to the first fiscal year beginning after December 15, 2006. The Company intends to adopt this standard for the fiscal year beginning January 1, 2007. The Company is currently evaluating what impact, if any, this amendment will have on its financial statements, including the potential impact to retrospective periods.
     Reclassification—Certain reclassifications have been made to prior year balances to conform to current year presentations.
2. Discontinuance of Operations and Asset Disposal
Strategic Decisions
     As part of the Company’s ongoing strategic evaluation of operations, the following businesses have been discontinued: Nigeria, Venezuela, and the TXP-4 Plant, collectively the “Discontinued Operations”, and accordingly, these businesses are presented as discontinued operations in the preceding consolidated financial statements. The net assets and net liabilities related to the Discontinued Operations are shown on the Consolidated Balance Sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively. The results of the Discontinued Operations are shown on the Consolidated Statements of Operations as “Loss from discontinued operations net of provision for income taxes” for all periods shown.
     The separate results of the Discontinued Operations, as well as a breakdown of the major classes of assets and liabilities included as part of Discontinued Operations, are detailed in the subsequent tables.
Nigeria
     On February 7, 2007, the Company sold its Nigeria operations through a share purchase agreement for total consideration of $155,250. In conjunction with this transaction, the Company bought out certain minority interests at a total cost of $10,500. See Note 17—Subsequent Events for more information on the sale.
     Nigeria operations and assets were previously included in the Company’s former International segment and retrospectively presented as discontinued operations on the Company’s Form 8-K filed December 8, 2006.
     As part of the sales process, the Company continues to evaluate the carrying value of the Nigeria assets and operations with respect to their estimated market value. As of December 31, 2006, the Company did not recognize an impairment of the Nigeria assets based upon this analysis. Any impairment would be included in the “Loss from discontinued operations net of provision for income taxes”.
Pipe coating joint venture
     Kanssen International Pipe Coating Services Limited (“Kanssen”) and Willbros West Africa, Inc. (“WWAI”) a subsidiary of the Company entered into an agreement to upgrade facilities at the WWAI Choba pipe coating facility. The agreement was signed in June 2006 and included an installation of new concrete weight coating equipment furnished by Kanssen. WWAI and Kanssen participate in the venture with a 50 percent interest for each party with WWAI being paid a management fee on each contract not to exceed 9 percent of the contract revenue. Currently, the pipe coating transactions are included in the revenues and expenses of the related WWAI projects. In 2006, the pipe coating facility had approximately $16.5 million in contract revenue.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Discontinuance of Operations and Asset Disposal (continued)
Venezuela
     Asset disposal—On August 17, 2006, the Company entered into a share purchase agreement with a Venezuelan company (the “Venezuelan Buyer”), pursuant to which the Company sold all of its membership interests in Willbros (Barbados) Limited, Inc. (“WBL”), a wholly-owned subsidiary of the Company. WBL owns all of the assets and operations of the Company in Venezuela, with the exception of joint-venture interest in Harwat International Finance Corporation NV (“Harwat”). The Company received cash payments of $7,000 for conveyance of WBL with no gain recognized subject to the pending sale discussed below. The Venezuela operations and assets were previously a component of the Company’s former International segment and are retrospectively presented as discontinued operations in the Company’s Form 8-K filed December 8, 2006.
     Joint-venture interest disposal—As part of the share purchase agreement, the Venezuelan Buyer agreed to purchase the Company’s 10 percent interest in Harwat, as well as assume all guarantees of the Company related to the 10 percent interest in Harwat. The sale of the Harwat interest was completed November 28, 2006. The Company received a commitment from the Venezuelan Buyer to pay $3,300 before December 4, 2013. The present value of this commitment is $1,775.
     The Company estimates no gain or loss on the sale of WBL and its 10 percent interest in Harwat.
TXP-4 Plant
     Asset disposal—On January 12, 2006, the Company entered into a purchase agreement and release with Williams Field Services Company (“Williams”), a wholly-owned subsidiary of The Williams Companies, Inc., pursuant to which the Company sold to Williams all of its membership interest in Opal TXP-4 Company, LLC, a wholly-owned subsidiary of the Company (the “LLC”). The LLC owns a gas processing plant known as the TXP-4 Plant (the “TXP-4 Plant”) at Opal in Lincoln County, Wyoming, in addition to certain facilities, equipment and supplies related to the TXP-4 Plant. Prior to the sale, the TXP-4 Plant was a component of the former US & Canada segment and is retrospectively presented as discontinued operations on the Company’s Form 8-K filed December 8, 2006. The Company received cash payments of $27,944 for conveyance of the LLC and realized a gain of $1,342, net of taxes of $691, reflected as a component of the “Loss from discontinued operations net of provision for income taxes”.
     In addition to the cash payments described above, Williams agreed to pay the Company a portion of any recovery that Williams may obtain based on damages, loss or injury related to the TXP-4 Plant up to $3,400. This settlement is contingent upon Williams’ recovery from various third parties and is the only ongoing potential source of cash flows subsequent to the Purchase Agreement date. The timing and amount of any resolution to these claims cannot be estimated.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Discontinuance of Operations and Asset Disposal (continued)
     Results of Discontinued Operations
     Condensed Statements of Operations of the Discontinued Operations are as follows:

	Year Ended December 31, 2006
				Discontinued
	Nigeria	Venezuela	Opal TXP-4	Operations
Contract revenue	$447,757	$270	$—	$448,027
Operating expense:
Contract	473,479	562	—	474,041
Depreciation and amortization	3,569	378	—	3,947
General and administrative	31,620	322	—	31,942

	508,668	1,262	—	509,930

Operating loss	(60,911)	(992)	—	(61,903)
Other income (expense)	(11,579)	164	2,033	(9,382)

Income (loss) before income taxes	(72,490)	(828)	2,033	(71,285)
Provision for income taxes	11,283	143	691	12,117

Net income (loss)	$(83,773)	$(971)	$1,342	$(83,402)

	Year Ended December 31, 2005
				Discontinued
	Nigeria	Venezuela	Opal TXP-4	Operations
Contract revenue	$386,723	$565	$24,755	$412,043
Operating expense:
Contract	337,234	1,492	19,758	358,484
Depreciation and amortization	8,270	590	1,038	9,898
General and administrative	32,552	528	—	33,080
Other operating expense	1,084	—	—	1,084

	379,140	2,610	20,796	402,546

Operating income (loss)	7,583	(2,045)	3,959	9,497
Other income (expense)	(1,408)	232	—	(1,176)

Income (loss) before income taxes	6,175	(1,813)	3,959	8,321
Provision (benefit) for income taxes	15,296	(2)	1,346	16,640

Net income (loss)	$(9,121)	$(1,811)	$2,613	$(8,319)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Discontinuance of Operations and Asset Disposal (continued)

	Year Ended December 31, 2004
				Discontinued
	Nigeria	Venezuela	Opal TXP-4	Operations
Contract revenue	$171,558	$17,750	$21,216	$210,524
Operating expense:
Contract	166,933	12,629	15,752	195,314
Depreciation and amortization	5,473	797	701	6,971
General and administrative	13,468	621	—	14,089
Other operating expense	3,571	—	—	3,571

	189,445	14,047	16,453	219,945

Operating income (loss)	(17,887)	3,703	4,763	(9,421)
Other income (expense)	(6,929)	330	—	(6,599)
Income (loss) before income taxes	(24,816)	4,033	4,763	(16,020)
Provision for income taxes	8,483	989	1,619	11,091

Net income (loss)	$(33,299)	$3,044	$3,144	$(27,111)

Nigeria Income Taxes
     In Nigeria, the Company is subject to a deemed profit tax, which creates tax provisions based on gross revenue rather than pre-tax income.
Nigeria Federal Tax Audit
     The Company’s operations in Nigeria have been under audit by the Federal Inland Revenue Service (“FIRS”) for taxable years 1998 through 2004. The primary issues being investigated are related to transfer the pricing and unsubstantiated expenses. At this time, the Company estimates a possible additional tax liability in the range of $1,200 to $5,000. Based on current financial information, there is no better estimate of tax liability associated with the FIRS audit. Because there is no better estimate at this time, and because the Company does not expect to resolve this audit within one year, the Company has recorded a deferred income tax liability of $1,200.
Nigeria National Labor Contract
     The previous Nigerian national labor contract, covering approximately 1,600 national laborers at the Company’s Choba Site 1 facility expired in March 2006. A replacement agreement executed in May 2006 mistakenly included labor rate increases ranging between 300 percent to 350 percent which the labor union claims are binding upon the Company notwithstanding the obvious mistake in fact and other legal deficiencies in the form and substance of the replacement agreement (“the May Agreement”). However, based upon opinions of legal counsel in Nigeria, for a variety of reasons the Company believes the May Agreement is unenforceable in its current form and the Company and its legal counsel are pursuing measures to rectify the mistake and related deficiencies in the purported agreement, including, without limitation, through negotiation, mediation, and judicial actions provided for under the labor laws of Nigeria. During this rectification process, however, the Company has voluntarily increased the labor rate by 20 percent. An accrued liability of $5,514 has been recorded at December 31, 2006 to reflect the Company’s current estimate of additional end-of-service costs attributable to reaching a mutually acceptable final form of labor agreement. Although the Company does not currently anticipate that the May Agreement will be determined to be enforceable in its current mistaken form, should rectification of that agreement be unsuccessful through the labor relations and related legal processes now underway, a substantially greater monthly labor expense would be incurred by the Company and an estimated additional $26,000 of end-of-service liability would result. Also, this rectification process now underway by the Company has incited protests and strikes from the rank and file workers covered by the May Agreement. The labor union has complained to national, local and regional politicians and the matter will be heard by the Labor Board to be

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Discontinuance of Operations and Asset Disposal (continued)
resolved.
Balance Sheets of Discontinued Operations
     Condensed Balance Sheets of the Discontinued Operations are as follows:

	December 31, 2006
			Opal	Discontinued
	Nigeria	Venezuela	TXP-4	Operations
Current assets:
Cash and cash equivalents	$12,964	$—	$—	$12,964
Restricted cash	36,683	—	—	36,683
Accounts receivable, net	76,673	—	—	76,673
Contract cost and recognized income not yet billed	79,364	—	—	79,364
Prepaid expenses	16,017	—	—	16,017
Parts and supplies inventories	21,645	—	—	21,645

Total current assets	243,346	—	—	243,346
Property, plant and equipment, net	50,723	—	—	50,723
Other assets	123	—	—	123

Total assets	294,192	—	—	294,192
Current liabilities	148,135	—	—	148,135
Loss provision on contracts	33,957	—	—	33,957

Total current liabilities	182,092	—	—	182,092

Net assets of discontinued operations	$112,100	$—	$—	$112,100

	December 31, 2005
			Opal	Discontinued
	Nigeria	Venezuela	TXP-4	Operations
Current assets:
Cash and cash equivalents	$9,514	$134	$—	$9,648
Accounts receivable, net	93,667	—	—	93,667
Contract cost and recognized income not yet billed	36,392	32	—	36,424
Prepaid expenses	14,716	163	—	14,879
Parts and supplies inventories	16,818	—	—	16,818

Total current assets	171,107	329	—	171,436
Property, plant and equipment, net	52,200	4,354	—	56,554
Asset held for sale	—	—	23,049	23,049
Investments in joint ventures	—	3,961	—	3,961
Deferred tax assets	—	693	—	693
Other assets	5,256	150	—	5,406

Total assets	228,563	9,487	23,049	261,099
Current liabilities	142,171	498	—	142,669
Other liabilities	—	536	880	1,416

Total liabilities	142,171	1,034	880	144,085

Net assets of discontinued operations	$86,392	$8,453	$22,169	$117,014

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Discontinuance of Operations and Asset Disposal (continued)
Cash
     Discontinued Operations in Nigeria had $36,683 of restricted cash at December 31, 2006. This amount was in a consortium bank account that requires the approval of the Company and its consortium partner to disburse funds. Additionally, cash and cash equivalents for Nigeria contained $9,482 that was designated to specific project uses.
Inventory
     Discontinued Operations in Nigeria had parts and supplies inventories of $21,645 and $16,818 net of reserves of $12,159 and $5,052 at December 31, 2006 and December 31, 2005, respectively.
Loss provision on contracts
     The Company has recognized $33,957 of estimated losses related to two projects in Nigeria as of December 31, 2006.
Contingencies, Commitments and Other Circumstances
     At December 31, 2006, other assets and accounts receivable of the Discontinued Operations include anticipated recoveries from insurance or third parties of $1,191 primarily related to the repair of pipelines. The Company believes the recovery of these costs from insurance or other parties is probable. Actual recoveries may vary from these estimates.
     At December 31, 2006, the Company had approximately $22,625 of letters of credit outstanding associated with the Discontinued Operations representing the maximum amount of future payments the Company could be required to make. See Note 13—Contingencies, Commitments and Other Circumstances for additional information on letters of credit and insurance bonds. The Company had no liability recorded as of December 31, 2006, related to these commitments.
3. Accounts Receivable
     Accounts receivable, net as of December 31, 2006 and 2005 is comprised of the following:

	2006	2005
Trade	$109,880	$58,683
Contract retention	14,637	6,063
Unbilled revenue	12,598	14,766
Other receivables	587	5,007

Total accounts receivable	137,702	84,519
Less—Allowance for doubtful accounts	(598)	(516)

Total accounts receivable, net	$137,104	$84,003

     The Company expects all accounts receivable to be collected within one year. The provision (credit) for bad debts included in “Other, net” on the Consolidated Statement of Operations was $517, $586 and $(262) for the years ended December 31, 2006, 2005 and 2004, respectively.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
4. Contracts in Progress
     Contract costs and recognized income not yet billed on uncompleted contracts arise when revenues have been recorded but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. Also included in contract cost and recognized income not yet billed on uncompleted contracts are amounts the Company seeks to collect from customers for change orders approved in scope but not for price associated with that scope change (unapproved change orders). Revenue for these amounts are recorded equal to cost incurred when realization of price approval is probable and the estimated amount is equal to or greater than the Company’s cost related to the unapproved change order. Unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near-term. If the Company does not successfully resolve these matters, a net expense (recorded as a reduction in revenues), may be required, in addition to amounts that have been previously provided for.
     Contract cost and recognized income not yet billed and related amounts billed as of December 31, 2006 and 2005 were as follows:

	2006	2005
Costs incurred on contracts in progress	$188,030	$122,935
Recognized income	12,039	6,818

	200,069	129,753
Progress billings and advance payments	(203,989)	(123,476)

	$(3,920)	$6,277

Contract cost and recognized income not yet billed	$11,027	$7,619
Contract billings in excess of cost and recognized income	(14,947)	(1,342)

	$(3,920)	$6,277

     Contract cost and recognized income not yet billed includes $1,191 and $1,470 at December 31, 2006 and 2005, respectively, on completed contracts.
5. Property, Plant and Equipment
     Property, plant and equipment, which are used to secure debt or are subject to lien, at cost, as of December 31, 2006 and 2005 were as follows:

	2006	2005
Construction equipment	$53,932	$47,773
Furniture and equipment	28,378	27,931
Land and buildings	26,047	25,018
Transportation equipment	20,874	21,612
Leasehold improvements	14,956	13,768
Marine equipment	101	190

	144,288	136,292
Less accumulated depreciation and amortization	(78,941)	(76,586)

	$65,347	$59,706

     Included in land and buildings is $1,446 and $0 at December 31, 2006 and 2005, respectively, for the cost of property which has been capitalized under capital leases. Additionally, included in construction equipment is $10,662 and $0 at December 31, 2006 and 2005, respectively, for the cost of new construction equipment which has been capitalized under capital leases.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
6. Accounts Payable and Accrued Liabilities
     Accounts payable and accrued liabilities as of December 31, 2006 and 2005 were as follows:

	2006	2005
Trade accounts payable	$81,823	$49,745
Payroll and payroll liabilities	18,312	12,703
Advances	16,566	983
Minority interest	791	487
Provision for loss contracts costs	494	619
Other accrued liabilities	4,366	3,062

	$122,352	$67,599

     As of December 31, 2006 the advances account included $16,532 of non-refundable payments to be applied to the sale of the Nigeria assets and operations. See Note 17—Subsequent Events, for discussion of the sale.
7. Long-term Debt
     Long-term debt as of December 31, 2006 and 2005 were as follows:

	2006	2005
6.5% senior convertible notes	$84,500	$65,000
2.75% convertible senior notes	70,000	70,000
Capital lease obligations	11,601	384
Other obligations	51	2,636
2006 Credit Facility	—	—

Total debt	166,152	138,020
Less current portion	(4,575)	(2,680)

Long-term debt	$161,577	$135,340

2006 Credit Facility
     On October 27, 2006, Willbros USA, Inc., a wholly-owned subsidiary of the Company, entered into a new $100,000 three-year senior secured synthetic credit facility (the “2006 Credit Facility”) with a group of lenders led by Calyon New York Branch (“Calyon”). The 2006 Credit Facility replaces the Company’s 2004 Credit Facility. The Company may elect to increase the total capacity under the 2006 Credit Facility to $150,000, with consent from Calyon. The Company currently has a commitment from Calyon, which expires August 7, 2007 to underwrite an increase to the 2006 Credit Facility by $25,000 subject to certain terms and conditions. The Company will increase the 2006 Credit Facility only if it has requirements to issue letters of credit in excess of $100,000. The 2006 Credit Facility may be used for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings, which may be made up to $25,000 less the amount of any letter of credit advances or financial letters of credit, must be repaid at least once a year and no new revolving advances made for a period of 10 consecutive business days thereafter.
     Fees payable under the 2006 Credit Facility include a facility fee at a rate per annum equal to 5.0 percent of the 2006 Credit Facility capacity, payable quarterly in arrears (the facility fee will be reduced to 2.75 percent if the Company obtains a rating from S&P and Moody’s greater than B and B2, respectively), and a letter of credit fee equal to 0.125 percent per annum of aggregate commitments. Interest on any borrowings is payable quarterly in arrears at the adjusted base rate minus 1.00 percent or at a Eurodollar rate at the Company’s option. The 2006 Credit Facility is collateralized by substantially all of the Company’s assets, including stock of the Company’s principal subsidiaries. The 2006 Credit Facility contains a requirement for the maintenance of a $10,000 minimum cash balance, prohibits the payment of cash dividends and includes customary affirmative and negative covenants, such as limitations on the creation of certain new indebtedness and liens, restrictions on certain transactions and payments and maintenance of a maximum senior leverage ratio, a minimum fixed charge coverage ratio and minimum tangible net worth requirement. A default may be triggered by events such as

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
7. Long-term Debt (continued)
failure to comply with financial covenants or other covenants, a failure to make payments when due, a failure to make payments when due in respect of or a failure to perform obligations relating to debt obligations in excess of $5,000, a change of control of the Company or certain insolvency proceedings as defined by the 2006 Credit Facility. The 2006 Credit Facility is guaranteed by the Company and certain other subsidiaries. Unamortized costs associated with the creation of the 2006 Credit Facility total $1,986 and are included in other assets at December 31, 2006. These costs are being amortized to general and administrative expense over the three-year term of the credit facility ending October 2009.
     As of December 31, 2006, there were no borrowings outstanding under the 2006 Credit Facility and there were $64,545 in outstanding letters of credit, consisting of $41,920 issued for projects in continuing operations and $22,625 issued for projects related to discontinued operations.
6.5% Senior Convertible Notes
     On December 22, 2005, the Company entered into a purchase agreement (the “Purchase Agreement”) for a private placement of $65,000 aggregate principal amount of its 6.5% Senior Convertible Notes due 2012 (the “6.5% Notes”). The private placement closed on December 23, 2005. During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their options to purchase an additional $19,500 aggregate principal amount of the 6.5% Notes. Collectively, the primary offering and the purchase option of the 6.5% Notes total $84,500. The net proceeds of the offering were used to retire existing indebtedness and provide additional liquidity to support working capital needs.
     The 6.5% Notes are governed by an indenture dated December 23, 2005 and were entered into by and among the Company, as issuer, Willbros USA, Inc., as guarantor (“WUSAI”), and The Bank of New York, as Trustee (the “Indenture”), and were issued under the Purchase Agreement by and among the Company and the initial purchasers of the 6.5% Notes (the “Purchasers”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
     Pursuant to the Purchase Agreement, the Company and WUSAI have agreed to indemnify the Purchasers, their affiliates and agents, against certain liabilities, including liabilities under the Securities Act.
     The 6.5% Notes are convertible into shares of the Company’s common stock at a conversion rate of 56.9606 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $17.56 per share resulting in 4,813,171 shares at December 31, 2006), subject to adjustment in certain circumstances. The 6.5% Notes are general senior unsecured obligations. Interest is to be paid semi-annually on June 15 and December 15, beginning June 15, 2006.
     The 6.5% Notes mature on December 15, 2012 unless the notes are repurchased or converted earlier. The Company does not have the right to redeem the 6.5% Notes. The holders of the 6.5% Notes have the right to require the Company to purchase the 6.5% Notes for cash, including unpaid interest, on December 15, 2010. The holders of the 6.5% Notes also have the right to require the Company to purchase the 6.5% Notes for cash upon the occurrence of a fundamental change, as defined in the Indenture. In addition to the amounts described above, the Company will be required to pay a “make-whole premium” to the holders of the 6.5% Notes who elect to convert their notes into the Company’s common stock in connection with the fundamental change. The make-whole premium is payable in addition to shares of common stock and is calculated based on a formula with the premium ranging from 0 percent to 31.4 percent depending on when the fundamental change occurs and the price of the Company’s stock at the time the fundamental change occurs.
     Upon conversion of the 6.5% Notes, the Company has the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock. Under the indenture, the Company is required to notify holders of the 6.5% Notes of its method for settling the principal amount of the 6.5% Notes upon conversion. This notification, once provided, is irrevocable and legally binding upon the Company with regard to any conversion of the 6.5% Notes. On March 21, 2006, the Company notified holders of the 6.5% Notes of its election to satisfy its conversion obligation with respect to the principal amount of any 6.5% Notes surrendered for conversion by paying the holders of such surrendered 6.5% Notes 100 percent of the principal conversion obligation in the form of common stock of the Company. Until the 6.5% Notes are surrendered for conversion, the

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
7. Long-term Debt (continued)
Company will not be required to notify holders of its method for settling the excess amount of the conversion obligation relating to the amount of the conversion value above the principal amount, if any. In the event of a default of $10,000 or more on any credit agreement, including the 2004 Credit Facility and the 2.75% Notes, a corresponding event of default would result under the 6.5% Notes. Unamortized debt issuance costs of $4,103 and $698 associated with the 6.5% Notes are included in other assets at December 31, 2006 and 2005, respectively, and are being amortized over the seven-year period ending December 2012.
2.75% Convertible Senior Notes
     On March 12, 2004, the Company completed a primary offering of $60,000 of 2.75% Convertible Senior Notes (the “2.75% Notes”). On April 13, 2004, the initial purchasers of the 2.75% Notes exercised their option to purchase an additional $10,000 aggregate principal amount of the notes. Collectively, the primary offering and purchase option of the 2.75% Notes totaled $70,000. The 2.75% Notes are general senior unsecured obligations. Interest is paid semi-annually on March 15 and September 15 and payments began on September 15, 2004. The 2.75% Notes mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier. The Company may redeem the 2.75% Notes for cash on or after March 15, 2011, at 100 percent of the principal amount of the notes plus accrued interest. The holders of the 2.75% Notes have the right to require the Company to purchase the 2.75% Notes, including unpaid interest, on March 15, 2011, 2014, and 2019 or upon a change of control related event. On March 15, 2011 or upon a change in control event, the Company must pay the purchase price in cash. On March 15, 2014 and 2019, the Company has the option of providing its common stock in lieu of cash or a combination of common stock and cash to fund purchases. The holders of the 2.75% Notes may, under certain circumstances, convert the notes into shares of the Company’s common stock at an initial conversion ratio of 51.3611 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $19.47 per share resulting in 3,595,277 shares at December 31, 2006 subject to adjustment in certain circumstances). The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company’s common stock exceeds 120 percent of the then current conversion price, or $23.36 per share, based on the initial conversion price. In the event of a default under any Company credit agreement other than the indenture covering the 2.75% Notes, (1) in which the Company fails to pay principal or interest on indebtedness with an aggregate principal balance of $10,000 or more; or (2) in which indebtedness with a principal balance of $10,000 or more is accelerated, an event of default would result under the 2.75% Notes.
     On June 10, 2005, the Company received a letter from a law firm representing an investor claiming to be the owner of in excess of 25 percent of the 2.75% Notes asserting that, as a result of the Company’s failure to timely file with the SEC its 2004 Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, it was placing the Company on notice of an event of default under the indenture dated as of March 12, 2004 between the Company, as issuer, and JPMorgan Chase Bank, N.A., as trustee (the “Indenture”), which governs the 2.75% Notes. The Company indicated that it did not believe that it had failed to perform its obligations under the relevant provisions of the Indenture referenced in the letter. On August 19, 2005, the Company entered into a settlement agreement with the beneficial owner of the 2.75% Notes on behalf of whom the notice of default was sent, pursuant to which the Company agreed to use commercially reasonable efforts to solicit the requisite vote to approve an amendment to the Indenture (the “Indenture Amendment”). The Company obtained the requisite vote and on September 22, 2005, the Indenture Amendment became effective.
     The Indenture Amendment extended the initial date on or after which the 2.75% Notes may be redeemed by the Company to March 15, 2013 from March 15, 2011. In addition, a new provision was added to the Indenture which requires the Company, in the event of a “fundamental change” which is a change of control event in which 10 percent or more of the consideration in the transaction consists of cash to make a coupon make-whole payment equal to the present value (discounted at the U.S. treasury rate) of the lesser of (a) two years of scheduled payments of interest on the 2.75% Notes or (b) all scheduled interest on the 2.75% Notes from the date of the transaction through March 15, 2013. Unamortized debt issue costs of $2,175 and $2,714 associated with the 2.75% Notes are included in other assets at December 31, 2006 and 2005, respectively, and are being amortized over the seven-year period ending March 2011.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
7. Long-term Debt (continued)
2004 Credit Facility
     On March 12, 2004, the existing $125,000 June 2002 credit agreement was amended, restated and increased to $150,000 (the “2004 Credit Facility”). Although the 2004 Credit Facility was scheduled to mature on March 12, 2007, it was replaced in October 2006 when the Company secured the 2006 Credit Facility (see “2006 Credit Facility” above). The 2004 Credit Facility could be used for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings were limited to the lesser of 40 percent of the borrowing base or $30,000. Interest was payable quarterly at a base rate plus a margin ranging from 0.75 percent to 2.00 percent or on a Eurodollar rate plus a margin ranging from 1.75 percent to 3.00 percent. The 2004 Credit Facility was collateralized by substantially all of the Company’s assets, including stock of the Company’s principal subsidiaries, prohibited the payment of cash dividends and required the Company to maintain certain financial ratios. The borrowing base was calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts. Unamortized debt issue costs of $982 associated with the 2004 Credit Facility are included in other assets at December 31, 2005.
     As of October 27, 2006 the Company terminated the 2004 Credit Facility with no borrowings outstanding and reissued the letters of credit outstanding under the 2006 Credit Facility. There were $54,928 of letters of credit outstanding as of December 31, 2005.
2004 Credit Facility Waivers
     In January 2005, the Company obtained a Consent and Waiver from its syndicated bank group, covering a period through June 29, 2005, waiving certain defaults and covenants which related to the filing of tax returns, the payment of taxes when due, tax liens and legal proceedings against the Company related to a tax assessment in Bolivia. Additional Consent and Waivers were obtained from the syndicated bank group as of April 8 and June 13, 2005 with respect to these defaults and non-compliance with certain financial covenants as of June 13, 2005.
     On July 19, 2005, the Company entered into a Second Amendment and Waiver Agreement (“Waiver Amendment”) of the 2004 Credit Facility with the bank group to obtain continuing waivers regarding its non-compliance with certain financial and non-financial covenants in the 2004 Credit Facility. Under the terms of the Waiver Amendment, the total credit availability under the 2004 Credit Facility was reduced to $100,000 as of the effective date of the Waiver Amendment. Subject to certain conditions, the bank group agreed to permanently waive all existing and probable technical defaults under the 2004 Credit Facility as long as the Company submitted year-end 2004 financial statements and interim financial statements for the quarters ended March 31 and June 30, 2005 by September 30, 2005. These conditions relate primarily to submissions of various financial statements and other financial and borrowing base related information.
     The Waiver Amendment also modified certain of the ongoing financial covenants under the 2004 Credit Facility and established a requirement that the Company maintain a minimum cash balance of $15,000. Until such time as the waiver became permanent, the Company had certain additional reporting requirements, including periodic cash balance reporting. In addition, the Waiver Amendment prohibited the Company from borrowing cash under the 2004 Credit Facility until the waiver became permanent. The Company was not able to submit the referenced statements by September 30, 2005; therefore, the waiver did not become permanent.
     During the period from November 23, 2005 to June 14, 2006, the Company entered into four additional amendments and waivers to the 2004 Credit Facility with its syndicated bank group to waive non-compliance with certain financial and non-financial covenants. Among other things, the amendments provided that (1) certain financial covenants and reporting obligations were waived and/or modified to reflect the Company’s current and anticipated future operating performance, (2) the ultimate reduction of the facility to $70,000 for issuance of letter of credit obligations only, and (3) a requirement for the Company to maintain a minimum cash balance of $15,000.
     On August 18, 2006 the Company entered into a Sixth Amendment and Temporary Waiver Agreement (the “Sixth Amendment”) which waived the Company’s failure to comply with certain financial covenants of the 2004 Credit Facility during the fiscal quarter ended June 30, 2006 until the earlier of (i) September 30, 2006 or (ii) the occurrence of a “waiver default,” which is a breach by the Company of any covenant, a material breach of any

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
7. Long-term Debt (continued)
representation and warranty or the occurrence of any default or event of default under the 2004 Credit Facility, other than the defaults which were temporarily waived by the Sixth Amendment. The Sixth Amendment further amended the 2004 Credit Facility to reduce the total commitment to $50,000 and provided for a letter of credit limit of $50,000 less the face amount of letters of credit issued prior to August 18, 2006, and provided that each new letter of credit must be fully cash collateralized and that a letter of credit fee of 0.25 percent be paid for each cash collateralized letter of credit. The Sixth Amendment expired on September 30, 2006, and availability under the 2004 Credit Facility was reduced to zero. On October 27, 2006, the Company entered into a new $100,000 synthetic credit facility and reissued under this facility all the then outstanding letters of credit (see “2006 Credit Facility” above).
Capital Leases
     Assets held under capital leases are summarized below:

	December 31,
	2006	2005
Construction equipment	$10,662	$—
Land and buildings	1,446	—
Furniture and equipment	535	535

Total assets held under capital lease	12,643	535
Less accumulated amortization	(1,572)	(312)

Net assets under capital lease	$11,071	$223

     The following are the minimum lease payments for assets financed under capital lease arrangements as of December 31, 2006:

Fiscal year:
2007	$5,480
2008	4,198
2009	3,466
2010	—
2011	—
Thereafter	—

Total minimum lease payments under capital leases	13,144
Less: interest expense	(1,543)

Net minimum lease payments under capital leases	11,601
Less: current portion of net minimum lease payments	(4,524)

Long-term net minimum lease payments	$7,077

Other Obligations
     The Company has various notes payable, generally related to equipment financing, and local revolving credit facilities. All are at market interest rates, and are collateralized by certain vehicles, equipment and/or real estate.
     The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings in the form of short-term notes and overdrafts are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $4,582 at December 31, 2006. There were no outstanding borrowings made under these facilities at December 31, 2006 or 2005.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
8. Retirement Benefits
     The Company has defined contribution plans that are funded by participating employee contributions and the Company. The Company matches employee contributions, up to a maximum of four percent of salary, in the form of cash. All contributions in the form of WGI common stock were suspended in 2005, and removed as an option on January 9, 2006. Company contributions for the plans were $1,761, $1,909, and $1,423 (including WGI common stock valued at $0, $80 and $221) in 2006, 2005 and 2004, respectively.
9. Income Taxes
     The tax regimes of the countries in which the Company operates affect the consolidated income tax provision of the Company and its effective tax rate. The effective consolidated tax rate differs from the United States (“U.S.”) federal statutory rate as tax rates and methods of determining taxes payable are different in each country. Moreover, losses from one country generally cannot be used to offset taxable income from another country and, in some cases, certain expenses are not deductible for tax purposes. Income (loss) before income taxes and the provision (benefit) for income taxes in the consolidated statements of operations consist of:

	Year Ended December 31,
	2006	2005	2004
Income (loss) before income taxes:
Other countries	$(15,468)	$(27,977)	$16,100
United States	(4,259)	(816)	(10,831)

	$(19,727)	$(28,793)	$5,269

	Year Ended December 31,
	2006	2005	2004
Provision (benefit) for income taxes:
Current provision (benefit):
Other countries	$901	$305	$564
United States:
Federal	368	(1,214)	(3,369)
State	737	931	323

	2,006	22	(2,482)

Deferred tax expense (benefit):
Other countries	1,644	(1,317)	2,087
United States	(1,342)	2,963	(632)

	302	1,646	(1,455)

Total provision (benefit) for income taxes	$2,308	$1,668	$(1,027)

     The provision for income taxes has been determined based upon the tax laws and rates in the countries in which operations are conducted and income is earned. The Company and many of its subsidiaries are Panamanian companies. Panamanian tax law is based on territorial principles and does not impose income tax on income earned outside of Panama.
     The Company’s principal international operations are in Oman. The Company’s subsidiary in Oman is subject to a corporate income tax rate of 12 percent.
     In 2004, the Company had foreign earnings which were non-taxable due to exemptions or tax holidays in certain countries. Non-taxable foreign earnings for taxable year 2004 were $5,066. The Company did not have any non-taxable foreign earnings for taxable years 2005 and 2006.
     The Company’s subsidiaries operating in the United States are subject to federal income tax rates up to 35 percent and varying state income tax rates and methods of computing tax liabilities. For 2006, the Company’s subsidiaries operating in Canada are subject to a federal income tax rate of 22.12 percent and a provincial income tax of 10.37 percent.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
9. Income Taxes (continued)
     A reconciliation of the differences between the provision for income tax computed at the appropriate statutory rates and the reported provision for income taxes is as follows:

	Year Ended December 31,
	2006	2005	2004
Income tax provision at statutory rate (Panama)	$—	$—	$—
Taxes on foreign earnings at greater than Panama rate	2,230	(2,063)	4,246
Taxes on U.S. earnings at greater than Panama rate	(1,785)	108	(3,537)
U.S. state taxes	527	1,201	(142)
U.S. and Canadian permanent tax adjustments	1,336	1,132	—
U.S. alternative minimum tax	—	239	—
Change in valuation allowance	—	1,051	(1,594)

	$2,308	$1,668	$(1,027)

     The Company has total net tax assets equal to $6,173. The Company is owed tax refunds of $3,436, which have been included in the Company’s prepaid expenses. These refunds were primarily the result of the Company’s ability to carry a significant portion of losses recognized in 2004 back to 2002 in order to offset taxable income recognized in that year. For 2006, the Company owes various federal and state/provincial tax authorities $1,669, and this amount is included in accrued income taxes.
     The Company has net deferred tax assets of $5,064 at December 31, 2006. The principal components of the Company’s net deferred tax assets are:

	December 31,
	2006	2005
Deferred tax assets:
Self insured medical accrual	$304	$211
Accrued vacation	594	637
Non-U.S. tax net operating loss carry forwards	12,410	15,404
U.S. tax net operating loss carry forwards	2,570	449
Alternative minimum tax	—	239
Deferred compensation	2,284	753
Debt issue cost amortization	—	297
Estimated loss	897	—
Other	143	469

Gross deferred tax assets	19,202	18,459
Valuation allowance	(12,410)	(14,212)

Deferred tax assets, net of valuation allowance	6,792	4,247
Deferred tax liabilities:
Property, plant and equipment	(786)	(113)
Prepaid expenses	(941)	—
Other	(1)	—
Deferred tax liabilities	(1,728)	(113)

Net deferred tax assets	$5,064	$4,134

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
9. Income Taxes (continued)
     The net deferred tax assets by geographical location are as follows:

	December 31,
	2006	2005
United States	$5,144	$2,669
Other countries	(80)	1,465

Net deferred tax assets	$5,064	$4,134

     The ultimate realization of deferred tax assets related to net operating loss carry forwards (including state net operating loss carry forwards) is dependent upon the generation of future taxable income in a particular tax jurisdiction during the periods in which the use of such net operating losses are allowed. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. In 2006, the Company utilized United States and Canada federal net operating losses of $14,854 and utilized state/provincial net operating losses of $4,236.
     At December 31, 2006, the Company has remaining U.S. net operating loss carry forwards of $6,741 and state net operating loss carry forwards of $7,769. The Company’s federal net operating losses expire in 2013. A state net operating loss generally expires after five years in which the net operating loss was incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating losses can be utilized to offset taxable income, management believes that the Company will realize the tax benefits of $2,564 from these loss carry forwards.
     We note that the Company’s U.S. subsidiaries report taxable income on a consolidated tax return, which includes income from discontinued operations. The net operating losses of the consolidated group are shared by each subsidiary in the consolidated group, including the Willbros Mt. West subsidiary in which a portion of its operations were discontinued. The table of deferred tax assets set forth above for 2005 reflected only a portion of the federal net operating loss that could have been used by the Company’s U.S. subsidiaries continuing operations. Net operating losses in the amount of $10,269 for 2005 were allocated to discontinued operations in order to offset any taxable gain derived from the sale of the Opal TXP-4 gas production facility. However, based on the Company’s tax position, the net operating losses previously allocated to discontinued operations, were allocated instead to continuing operations, thereby increasing the Company’s net operating loss deferred tax asset.
     The Company also has net operating loss carry forwards derived in the United Kingdom, Bolivia, and Pakistan of $43,154 as set forth below. The tax benefit from these net operating losses has been fully reserved and the total valuation allowance at December 31, 2006 is $43,154. The Company also has written off previously recorded tax assets fully reserved for because the Company does not have work planned in those countries in the future, there is no risk of a future taxable event, and/or net operating loss carry forwards have expired.

United Kingdom	$31,783	(16,167 Pounds)
Bolivia	11,281	(93,602 Bolivianos)
Pakistan	90	(5,485 Rupees)

Total	$43,154

10. Stockholders’ Equity
Private Sale of Equity
     On October 27, 2006, the Company completed a private placement of equity to certain accredited investors pursuant to which the Company issued and sold 3,722,360 shares of the Company’s common stock resulting in net proceeds of $48,748. The selling price was $14.00 per share which was a discount of approximately 10 percent based on the Company’s closing stock price of $15.50 on October 24, 2006. Net proceeds will be used for general corporate purposes primarily to support the start up of several new projects in the United States and Canada. In conjunction with the private placement the Company also issued warrants to purchase an additional

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Stockholders’ Equity (continued)
558,354 shares of the Company’s common stock. Each warrant is exercisable, in whole or in part, until 60 months from the date of issuance. A warrant holder may elect to exercise the warrant by delivery of payment to the Company at the exercise price of $19.03 per share, or pursuant to a cashless exercise as provided in the warrant agreement. The fair value of the warrants was $3,423 on the date of the grant, as calculated using the Black- Scholes option pricing model. At December 31, 2006, all warrants to purchase common stock remained outstanding.
Stockholder Rights Plan
     On April 1, 1999, the Company adopted a Stockholder Rights Plan and declared a distribution of one Preferred Share Purchase Right (“Right”) on each outstanding share of the Company’s common stock. The distribution was made on April 15, 1999 to stockholders of record on that date. The Rights expire on April 14, 2009.
     The Rights are exercisable only if a person or group acquires 15 percent or more of the Company’s common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each Right entitles stockholders to buy one one-thousandth of a share of a series of junior participating preferred stock at an exercise price of $30.00 per share.
     If the Company is acquired in a merger or other business combination transaction after a person or group has acquired 15 percent or more of the Company’s outstanding common stock, each Right entitles its holder to purchase, at the Right’s then-current exercise price, a number of acquiring company’s common shares having a market value of twice such price. In addition, if a person or group acquires 15 percent or more of the Company’s outstanding common stock, each Right entitles its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, a number of the Company’s common shares having a market value of twice such price.
     Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company’s common stock, the Rights are redeemable for one-half cent per Right at the option of the Company’s Board of Directors.
Stock Ownership Plans
     The information contained in this note pertains to continuing and discontinued operations.
     During May 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the “1996 Plan”) with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the “Director Plan”) with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors. The number of shares authorized for issuance under the 1996 Plan, and the Director Plan, was increased to 4,075,000 and 225,000, respectively, by stockholder approval. The Director Plan expired August 14, 2006, In 2006, the Company established the 2006 Director Restricted Stock Plan (the 2006 Director Plan) with 50,000 shares authorized for issuance to grant shares of restricted stock to non-employee directors.
     Restricted stock and restricted stock rights, also described collectively as restricted stock units (“RSU’s”), and options granted under the 1996 Plan vest generally over a three to four year period. Options granted under the Director Plan vest six months after the date of grant. Restricted stock granted under the 2006 Director Plan vests one year after the date of grant. At December 31, 2006, the 1996 Plan had 791,236 shares and the 2006 Director Plan had 46,884 shares available for grant. There are an additional 356,000 shares in the 2006 Stock Plan reserved for future grants required under employment agreements. Certain provisions allow for accelerated vesting based on increases of share prices and on eligible retirement. During the year ended December 31, 2006, $3,247 of compensation expense was recognized due to accelerated vesting of RSU’s due to retirements and separation from the Company.
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R using the modified prospective application method. Under this method, compensation cost recognized during the

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Stockholders’ Equity (continued)
year ended December 31, 2006 includes the applicable amounts of: (a) compensation expense of all share-based payments granted prior to, but not yet vested as of, January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and previously presented in the pro forma footnote disclosures in the Company’s SEC reports), and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R). The Company uses the Black-Scholes valuation method to determine the fair value of stock options granted as of the grant date. Results for prior periods have not been adjusted.
     As a result of adopting SFAS No. 123R, the loss from continuing operations before income taxes and the net loss for the year ended December 31, 2006 both increased by $518 due to the additional compensation expense recorded. For the year ended December 31, 2006, basic and diluted earnings per share were both negatively impacted by $.02 due to the implementation of SFAS No. 123R.
     Share-based compensation related to RSU’s is recorded based on the Company’s stock price as of the grant date. Recognition of share-based compensation related to RSU’s was not impacted by the adoption of SFAS No. 123R. Expense from both stock options and RSU’s totaled $7,240, for the year ended December 31, 2006. The Company had no tax benefits related to either stock options or RSU’s during the year ended December 31, 2006.
     Prior to January 1, 2006, the Company accounted for awards granted under the stock ownership plans following the recognition and measurement principles of Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123. Because it is the Company’s policy to grant stock options at the market price on the date of grant, the intrinsic value of these grants was zero and, therefore, no compensation expense was recorded. Under the modified prospective application method, results for prior periods have not been adjusted to reflect the effects of implementing SFAS No. 123R. The following pro forma information is presented for comparative purposes and illustrates the pro forma effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to share-based compensation prior to January 1, 2006:

	Year Ended
	December 31,
	2005	2004
Net loss as reported	$(38,780)	$(20,815)
Add stock-based employee compensation included in net income	2,558	606
Less stock-based employee compensation determined under fair value method	(3,098)	(1,431)

Pro forma net loss	$(39,320)	$(21,640)

Loss per share:
Basic, as reported	$(1.82)	$(0.99)

Basic, pro forma	$(1.85)	$(1.03)

Diluted, as reported	$(1.82)	$(0.99)

Diluted, pro forma	$(1.85)	$(1.03)

     The fair value of granted options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2006	2005	2004
Weighted average grant date fair value	$6.36	$6.75	$4.02
Weighted average assumptions used:
Expected option life in years	3.50	3.00	3.00
Risk-free interest rate	4.56%	2.28%	0.97%
Dividend yield	—	—	—
Volatility	44.05%	43.61%	45.41%

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Stockholders’ Equity (continued)
     Volatility is calculated using an analysis of historical volatility. The Company believes that the historical volatility of the Company’s stock is the best method for estimating future volatility. The expected lives of options are determined based on the Company’s historical share option exercise experience. The Company believes the historical experience method is the best estimate of future exercise patterns currently available. The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.
     The Company’s stock option activity and related information consist of:

	Year Ended December 31,
	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding, beginning of year	887,270	$11.76	954,020	$11.57	1,447,399	$10.68
Granted	250,000	17.06	30,000	21.19	45,000	12.73
Exercised	296,520	11.41	33,750	10.09	478,879	8.69
Forfeited	34,000	13.68	63,000	13.47	59,500	13.67

Outstanding, end of year	806,750	$13.46	887,270	$11.76	954,020	$11.57

Exercisable at end of year	604,250	$12.20	864,020	$11.83	926,520	$11.59

     As of December 31, 2006, the aggregate intrinsic value of stock options outstanding and stock options exercisable was $4,450 and $4,106, respectively. The weighted average remaining contractual term of outstanding options is 6.00 years and the weighted average remaining contractual term of the exercisable options is 4.84 years at December 31, 2006. The total intrinsic value of options exercised was $2,639, $298 and $3,689 during the years ended December 31, 2006, 2005 and 2004 respectively. There was no tax benefit realized related to those exercises.
     The total fair value of options vested during the years ended December 31, 2006, 2005, and 2004 was $357, $829 and $1,059, respectively
     The Company’s nonvested options at December 31, 2006 and the changes in nonvested options during the year ended December 31, 2006 are as follows:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value
Nonvested, beginning of year	23,250	3.79
Granted	250,000	6.36
Vested	67,000	5.33
Forfeited or expired	3,750	6.67

Nonvested, end of year	202,500	6.40

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Stockholders’ Equity (continued)
     The Company’s RSU activity and related information consist of:

	Year Ended December 31,
	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Grant-Date		Grant-Date		Grant-Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Outstanding, beginning of year	441,375	$19.61	209,500	$2.64	—	$0.00
Granted	278,116	17.86	343,000	22.31	226,500	12.62
Vested, shares released	402,250	19.76	48,375	12.88	—	0.00
Forfeited	17,125	17.59	62,750	16.32	17,000	12.38

Outstanding, end of year	300,116	$17.85	441,375	$19.61	209,500	$12.64

     The RSU’s outstanding at December 31, 2006 include 225,000 RSU’s which are vested but have a deferred share issuance date. The total fair value of RSU’s vested during the years ended December 31, 2006 and 2005 was $6,990 and $1,583 respectively.
     As of December 31, 2006, there was a total of $4,151 of unrecognized compensation cost, net of estimated forfeitures, related to all non-vested share-based compensation arrangements granted under the Company’s stock ownership plans. That cost is expected to be recognized over a weighted-average period of 1.64 years.
     In March 2002, certain officers of the Company borrowed a total of $1,307 under the Employee Stock Purchase Program, which permitted selected executives and officers (exclusive of the Chief Executive Officer) to borrow from the Company up to 100 percent of the funds required to exercise vested stock options. The loans are full recourse, non-interest bearing for a period of up to five years and are collateralized by the related stock. The difference of $434 between the discounted value of the loans and the fair market value of the stock on the date of exercise, and $119 representing the difference between the exercise price of certain options and the fair market value of the stock was recorded as compensation expense at the date of exercise. The notes were recorded at the discounted value, and the discount was amortized as interest income over the periods the notes were outstanding. The net loans receivable are presented as a reduction of stockholders’ equity. The maximum loan amount any one officer may have outstanding under the Employee Stock Purchase Program is $250. In accordance with The Sarbanes-Oxley Act of 2002, the Company no longer makes loans to executive officers of the Company. All loans were settled in 2006.
11. Income (Loss) Per Common Share
     Basic and diluted income (loss) per common share are computed as follows:

	Year Ended December 31,
	2006	2005	2004
Income (loss) from continuing operations applicable to common shares	$(22,035)	$(30,461)	$6,296

Weighted average number of common shares outstanding for basic income per share	22,440,742	21,258,211	20,922,002
Weighted average number of dilutive potential common shares outstanding	—	—	—

Weighted average number of common shares outstanding for diluted income per share	22,440,742	21,258,211	20,922,002

Income (loss) from continuing operations per common share:
Basic	$(0.98)	$(1.43)	$0.30

Diluted	$(0.98)	$(1.43)	$0.30

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
11. Income (Loss) Per Common Share (continued)
     The Company incurred net losses for the years ended December 31, 2006 and 2005 and has therefore excluded the securities listed below from the computation of diluted income (loss) per share as the effect would be anti-dilutive:

	Year Ended December 31,
	2006	2005	2004
2.75% Convertible Senior Notes	3,595,277	3,595,277	3,595,277
6.5% Senior Convertible Notes	4,813,171	3,702,439	—
Stock options	806,750	887,270	954,020
Warrants to purchase common stock	558,354	—	—
Restricted stock	274,241	275,000	166,000

	10,047,793	8,459,986	4,715,297

     In accordance with Emerging Issues Task Force (“EITF”) Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” the 8,408,448 shares issuable upon conversion of the convertible notes will be included in diluted income (loss) per share if those securities are dilutive, regardless of whether the market trigger prices of $19.47 and $17.56, respectively, have been met.
12. Segment Information
     The Company’s segments are strategic business units that are managed separately as each has different operational requirements and strategies. Beginning the first quarter of 2007, the Company defines its operating segments based on the Company’s core lines of business rather than geographic markets as presented in prior periods. The Company’s operating segments are defined as the following reportable segments: Construction, Engineering, and Engineering, Procurement and Construction (“EPC”). The three reportable segments operate primarily in the United States, Canada, and the Middle East. Previously, the Company’s reportable segments were US & Canada and International. Prior period balances have been reclassified to reflect this change. Management evaluates the performance of each operating segment based on operating margin. The Company’s corporate operations include the general, administrative, and financing functions of the organization. The costs of these functions are allocated between the three operating segments. There are no material inter-segment revenues in the periods presented.
     The tables below reflect the Company’s business segments as of and for the years ended December 31, 2006, 2005, and 2004:

	Year Ended December 31, 2006
	Construction	Engineering	EPC*	Consolidated
Contract revenue	$421,270	$75,833	$46,156	$543,259
Operating expenses:
Contract	386,189	61,985	41,320	489,494
Depreciation and amortization	8,935	827	2,668	12,430
General and administrative	41,397	8,612	3,357	53,366

	436,521	71,424	47,345	555,290

Operating income (loss):	$(15,251)	$4,409	$(1,189)	$(12,031)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
12. Segment Information (continued)

	Year Ended December 31, 2005
	Construction	Engineering	EPC*	Consolidated
Contract revenue	$214,020	$43,194	$37,265	$294,479
Operating expenses:
Contract	199,151	39,592	27,329	266,072
Depreciation and amortization	8,389	1,065	2,234	11,688
General and administrative	32,959	6,123	3,268	42,350

	240,499	46,780	32,831	320,110

Operating income (loss):	$(26,479)	$(3,586)	$4,434	$(25,631)

	Year Ended December 31, 2004
	Construction	Engineering	EPC*	Consolidated
Contract revenue	$226,662	$30,993	$15,139	$272,794
Operating expenses:
Contract	179,624	30,079	12,654	222,357
Depreciation and amortization	7,541	878	1,357	9,776
General and administrative	27,175	3,980	1,370	32,525

	214,340	34,937	15,381	264,658

Operating income (loss):	$12,322	$(3,944)	$(242)	$8,136

     Capital expenditures by segment are presented below:

	Year Ended December 31,
	2006	2005	2004
Construction	$9,396	$16,096	$6,057
Engineering	47	—	45
EPC	989	3,673	941
Corporate	1,832	5,342	8,690

Total	$12,264	$25,111	$15,733

     Total assets by segment are presented below:

	December 31,
	2006	2005
Construction	$196,166	$99,985
Engineering	15,346	11,270
EPC	15,170	14,448
Corporate	67,380	112,083

Total assets, continuing operations	$294,062	$237,786

     Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
12. Segment Information (continued)
     Customers representing more than 10 percent of total contract revenue are as follows:

	Year Ended December 31,
	2006	2006	2004
Customer A	13%	—%	—%
Customer B	11	—	—
Customer C	—	18	20
Customer D	—	—	10

	24%	18%	30%

     Information about the Company’s operations in its work countries is shown below:

	Year Ended December 31,
	2006	2005	2004
Contract revenue:
United States	$312,121	$214,252	$138,054
Canada	161,924	54,754	33,524
Oman	69,214	25,294	36,846
Ecuador	—	179	3,222
Iraq	—	—	54,029
Bolivia	—	—	6,368
Cameroon	—	—	336
Australia	—	—	415

	$543,259	$294,479	$272,794

	December 31,
	2006	2005
Long-lived assets:
United States	$33,115	$29,956
Canada	21,666	20,567
Oman	7,858	4,040
Bolivia	551	1,011
Other	2,157	4,132

	$65,347	$59,706

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
13. Contingencies, Commitments and Other Circumstances
     On January 6, 2005, J. Kenneth Tillery, then President of Willbros International, Inc. (“WII”), who was principally responsible for international operations, including Bolivian operations, resigned from the Company. Following Mr. Tillery’s resignation, the Audit Committee, working with independent outside legal counsel and forensic accountants retained by such legal counsel, commenced an independent investigation into the circumstances surrounding the Bolivian tax assessment and the actions of Mr. Tillery in other international locations. The Audit Committee’s investigation identified payments that were made by or at the direction of Mr. Tillery in Bolivia, Nigeria and Ecuador, which may have been in violation of the United States Foreign Corrupt Practices Act (“FCPA”) and other United States laws. The investigation also revealed that Mr. Tillery authorized numerous transactions between Company subsidiaries and entities in which he apparently held an ownership interest or exercised significant control (See Note 16—Related Party Transactions below). In addition, the Company has learned that certain acts carried out by Mr. Tillery and others acting under his direction with respect to a bid for work in Sudan may constitute facilitation efforts prohibited by U.S. law, a violation of U.S. trade sanctions and the unauthorized export of technical information.
     The United States Securities and Exchange Commission (“SEC”) is currently conducting an investigation into whether the Company and others may have violated various provisions of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). The United States Department of Justice (“DOJ”) is investigating violations of the FCPA and other applicable laws. In addition, the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”) is commencing an investigation of the potentially improper facilitation and export activities.
     The Company is cooperating fully with each of these investigations. If the Company or one of its subsidiaries is found to have violated the FCPA, that entity could be subject to civil penalties of up to $650 per violation and criminal penalties of up to the greater of $2,000 per violation or twice the gross pecuniary gain resulting from the improper conduct. If the Company or one of its subsidiaries is found to have violated trade sanctions or U.S. export restrictions, that entity could be subject to civil penalties of up to $11 per violation and criminal penalties of up to $250 per violation. There may be other penalties that could apply under other U.S. laws or the laws of foreign jurisdictions. While the consequences of these investigations on the Company and its subsidiaries are uncertain, the possible consequences include—but are not limited to—debarment from participating in future U.S. government contracts and from participating in certain U.S. export transactions default of existing credit facilities, restricted access to capital markets and insurance and harm to existing and future commercial relationships. The Company cannot predict the outcome of the investigations being conducted by the SEC, the DOJ and OFAC, including the Company’s exposure to civil or criminal fines or penalties, or other regulatory action which could have a material adverse effect on the Company’s business, financial condition and results of operations. In addition, the Company’s ability to obtain and retain business and to collect outstanding receivables in current or future operating locations could be negatively affected.
     On May 18, 2005 a securities class-action lawsuit, captioned Legion Partners, LLP v. Willbros Group, Inc. et al., was filed in the United States District Court for the Southern District of Texas against the Company and certain of its present and former officers and directors. Thereafter, three nearly identical lawsuits were filed. Plaintiffs purport to represent a class composed of all persons who purchased or otherwise acquired Willbros Group, Inc. common stock and/or other securities between May 6, 2002 and May 16, 2005, inclusive. The complaint seeks unspecified monetary damages and other relief. WGI filed a motion to dismiss the complaint on March 9, 2006, and briefing on that motion was completed on June 14, 2006. While the motion to dismiss was pending, WGI reached a settlement in principle with the Lead Plaintiff and the parties signed a Memorandum of Understanding (“Settlement”). The Settlement provides for a payment of $10,500 to resolve all claims against all defendants. On February 15, 2007, the U.S. District Court for the Southern District of Texas issued an Order approving the Settlement. The Order dismissed with prejudice all claims against all defendants. No members of the settlement class exercised their right to be excluded from or object to the final settlement, which was funded by the Company’s insurance carrier. The Court’s Order ends the class action litigation.
     Operations outside the United States may be subject to certain risks which ordinarily would not be expected to exist in the United States, including foreign currency restrictions, extreme exchange rate fluctuations, expropriation of assets, civil uprisings and riots, war, unanticipated taxes including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments, availability of suitable personnel and

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
13. Contingencies, Commitments and Other Circumstances (continued)
equipment, termination of existing contracts and leases, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Management is not presently aware of any events of the type described in the countries in which it operates that have not been provided for in the accompanying consolidated financial statements.
     Based upon the advice of local advisors in the various work countries concerning the interpretation of the laws, practices and customs of the countries in which it operates, management believes the Company follows the current practices in those countries; however, because of the nature of these potential risks, there can be no assurance that the Company may not be adversely affected by them in the future. The Company insures substantially all of its equipment in countries outside the United States against certain political risks and terrorism through political risk insurance coverage that contains a 20 percent co-insurance provision.
     The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. Where work is performed through a joint venture, the Company also has possible liability for the contract completion and warranty responsibilities of its joint venture partners. In addition, the Company acts as prime contractor on a majority of the projects it undertakes and is normally responsible for the performance of the entire project, including subcontract work. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.
     At December 31, 2006 and 2005, other assets and accounts receivable of the Discontinued Operations include anticipated recoveries from insurance or third parties of $1,191 and $4,656, respectively, primarily related to the repair of pipelines. The Company believes the recovery of these costs from insurance or other parties is probable. Actual recoveries may vary from these estimates.
     Certain post-contract completion audits and reviews are periodically conducted by clients and/or government entities. While there can be no assurance that claims will not be received as a result of such audits and reviews, management does not believe a legitimate basis exists for any material claims. At the present time it is not possible for management to estimate the likelihood of such claims being asserted or, if asserted, the amount or nature thereof.
     From time to time, the Company enters into commercial commitments, usually in the form of commercial and standby letters of credit, insurance bonds and financial guarantees. Contracts with the Company’s customers may require the Company to provide letters of credit or insurance bonds with regard to the Company’s performance of contracted services. In such cases, the commitments can be called upon in the event of failure to perform contracted services. Likewise, contracts may allow the Company to issue letters of credit or insurance bonds in lieu of contract retention provisions, in which the client withholds a percentage of the contract value until project completion or expiration of a warranty period. Retention commitments can be called upon in the event of warranty or project completion issues, as prescribed in the contracts. At December 31, 2006, the Company had approximately $41,920 of letters of credit related to continuing operations and $22,625 of letters of credit related to Discontinued Operations in Nigeria. Additionally, the Company had $99,050 of insurance bonds outstanding related to continuing operations. These amounts represent the maximum amount of future payments the Company could be required to make. The Company had no liability recorded as of December 31, 2006, related to these commitments.
     In connection with the private placement of the 6.5% Notes on December 23, 2005, the Company entered into a Registration Rights Agreement with the Purchasers. The Registration Rights Agreement requires the Company to file a registration statement with respect to the resale of the shares of the Company’s common stock issuable upon conversion of the 6.5% Notes no later than June 30, 2006 and to use its best efforts to cause such registration statement to be declared effective no later than December 31, 2006. The Company is also required to keep the registration statement effective after December 31, 2006. In the event the Company is unable to satisfy its obligations under the Registration Rights Agreement, the Company will owe additional interest to the holders of the 6.5% Notes at a rate per annum equal to 0.5 percent of the principal amount of the 6.5% Notes for the first 90 days and 1.0 percent per annum from and after the 91 st day following such event. The Company filed the registration statement on June 30, 2006 and it was declared effective on January 18, 2007 by the SEC. As such, the Company will pay an additional $22 of penalty interest to the holders of the 6.5% Notes, as a result of the registration statement having been declared effective after December 31, 2006.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
13. Contingencies, Commitments and Other Circumstances (continued)
     In connection with the private placement of common stock and warrants on October 27, 2006, the Company entered into a Registration Rights Agreement with the buyers (the “2006 Registration Rights Agreement”). The 2006 Registration Rights Agreement requires the Company to file a registration statement with respect to the resale of the common stock, including the common stock underlying the warrants, no later than 60 days after the closing of the private placement, and to use its reasonable best efforts to cause the registration statement to be declared effective no later than 120 days after the closing of the private placement. In the event of a delay in the filing or effectiveness of the registration statement, or for any period during which the effectiveness of the registration statement is not maintained or is suspended by the Company other than as permitted under the 2006 Registration Rights Agreement, the Company will be required to pay each buyer an amount in cash equal to 1.25 percent of such buyer’s aggregate purchase price of its common stock and warrants, but the Company shall not be required to pay any buyer an aggregate amount that exceeds 10 percent of such buyer’s aggregate purchase price.
     In addition to the matters discussed above, the Company is a party to a number of other legal proceedings. Management believes that the nature and number of these proceedings are typical for a firm of similar size engaged in a similar type of business and that none of these proceedings is material to the Company’s financial position.
     The Company has certain operating leases for office and camp facilities. Rental expense for continuing operations, excluding daily rentals and reimbursable rentals under cost plus contracts, was $2,079 in 2006, $2,216 in 2005, and $2,938 in 2004. Minimum lease commitments under operating leases as of December 31, 2006, totaled $17,650 and are payable as follows: 2007, $7,755; 2008, $5,270; 2009, $2,701; 2010, $1,062; 2011, $862 and thereafter, $0.
     The Company has a 50 percent interest in a pipeline construction joint venture for the Chad-Cameroon Pipeline Project in Africa. This project was completed in 2003, and the Company adjusted its investment in the joint venture to zero. Since 2004, activity for the 50 percent owned joint venture was limited to warranty work, which was accrued in prior years. The summarized balance sheet information at December 31, 2006 and 2005 reflects this decreased level of activity.

	December 31,
	2006	2005
Current assets	$123	$351
Non-current assets	—	—

Total assets	$123	$351

Current liabilities	$123	$351
Equity	—	—
Total liabilities and equity	$123	$351

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
14. Quarterly Financial Data (Unaudited)
     Selected unaudited quarterly financial data for the years ended December 31, 2006 and 2005 is presented below. The total of the quarterly income (loss) per share amounts may not equal the per share amounts for the full year due to the manner in which earnings (loss) per share is calculated.

			September 30,	December 31,
Year 2006 Quarter Ended	March 31, 2006	June 30, 2006	2006	2006	Total 2006
Contract revenue	$107,586	$119,128	$125,466	$191,079	$543,259
Contract margin	6,126	13,381	12,048	22,210	53,765
Pre-tax loss	(8,796)	(3,418)	(4,586)	(2,927)	(19,727)
Loss from continuing operations	(8,541)	(5,104)	(4,965)	(3,425)	(22,035)
Income (loss) from discontinued operations	3,948	(33,048)	(17,136)	(37,166)	(83,402)

Net loss	$(4,593)	$(38,152)	$(22,101)	$(40,591)	$(105,437)

Basic income (loss) per share:
Continuing operations	$(0.40)	$(0.24)	$(0.23)	$(0.14)	$(0.98)
Discontinued operations	0.18	(1.53)	(0.80)	(1.47)	(3.72)

Net loss	$(0.22)	$(1.77)	$(1.03)	$(1.61)	$(4.70)

Diluted income (loss) per share:
Continuing operations	$(0.40)	$(0.24)	$(0.23)	$(0.14)	$(0.98)
Discontinued operations	0.18	(1.53)	(0.80)	(1.47)	(3.72)

Net loss	$(0.22)	$(1.77)	$(1.03)	$(1.61)	$(4.70)

			September 30,	December 31,
Year 2005 Quarter Ended	March 31, 2005	June 30, 2005	2005	2005	Total 2005
Contract revenue	$43,443	$68,050	$65,034	$117,952	$294,479
Contract margin	1,752	7,798	5,604	13,253	28,407
Pre-tax loss	(10,594)	(5,165)	(10,044)	(2,990)	(28,793)
Loss from continuing operations	(8,732)	(6,153)	(8,950)	(6,626)	(30,461)
Income (loss) from discontinued operations	(1,166)	(3,766)	(8,603)	5,216	(8,319)

Net loss	$(9,898)	$(9,919)	$(17,553)	$(1,410)	$(38,780)

Basic income (loss) per share:
Continuing operations	$(0.41)	$(0.29)	$(0.42)	$(0.32)	$(1.43)
Discontinued operations	(0.06)	(0.18)	(0.41)	0.25	(0.39)

Net loss	$(0.47)	$(0.47)	$(0.83)	$(0.07)	$(1.82)

Diluted income (loss) per share:
Continuing operations	$(0.41)	$(0.29)	$(0.42)	$(0.32)	$(1.43)
Discontinued operations	(0.06)	(0.18)	(0.41)	0.25	(0.39)

Net loss	$(0.47)	$(0.47)	$(0.83)	$(0.07)	$(1.82)

Additional Notes:
•	The decision to sell the business operations and assets in Nigeria and Venezuela, and the TXP-4 Plant in Opal, Wyoming, in 2006 resulted in their reclassification to discontinued operations in all periods presented.

•	The quarters ended 2005 and March 31, 2006 were restated to reflect this reclassification in Form 8-K filed on December 8, 2006. See Note 2—Discontinuance of Operations and Asset Disposal of the consolidated financial statements for further discussion of discontinued operations.

•	The income from discontinued operations in the quarter ended March 31, 2006 includes a gain on

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
14. Quarterly Financial Data (Unaudited) (continued)
sale of the TXP-4 Plant in Opal, Wyoming, of $1,342 net of tax.
•	On November 28, 2006, the Company completed the sale of its operations and assets in Venezuela, recognizing no gain.

•	In the fourth quarter of 2006 the Company recognized a loss provision on a Nigeria project of $26,657, which contributed to the 2006 loss from Discontinued Operations.
     The Company derives its revenue from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results. However, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the method by which revenue is recognized.
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements
     Set forth below are the condensed, consolidating financial statements of (a)WGI, (b)WUSAI, which is a guarantor of the 6.5% Notes and (c)all other direct and indirect subsidiaries which are not guarantors of the 6.5% Notes. There are currently no restrictions on the ability of WUSAI to transfer funds to WGI in the form of cash dividends or advances. Under the terms of the Indenture for the 6.5% Notes, WUSAI may not sell or otherwise dispose of all or substantially all of its assets to, or merge with or into another entity, other than the Company, unless no default exists under the Indenture and the acquirer assumes all of the obligations of WUSAI under the Indenture. WGI is a holding company with no significant operations, other than through its subsidiaries.
     The condensed, consolidating financial statements are presented as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006. The condensed, consolidating financial statements present investments in consolidated subsidiaries using the equity method of accounting.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements (continued)
Condensed Consolidating Balance Sheets

	December 31, 2006
		WUSAI	Non-
	Parent	(Guarantor)	Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$24,776	$4,895	$7,972	$—	$37,643
Accounts receivable, net	32	81,004	56,068	—	137,104
Contract cost and recognized income not yet billed	—	2,225	8,802	—	11,027
Prepaid expenses	3	16,092	1,204	—	17,299
Parts and supplies inventories	—	560	1,509	—	2,069
Assets of discontinued operations	—	—	294,192	—	294,192
Receivables from affiliated companies	280,853	—	—	(280,853)	—

Total current assets	305,664	104,776	369,747	(280,853)	499,334
Deferred tax assets	—	5,144	(80)	—	5,064
Property, plant and equipment, net	—	33,115	32,232	—	65,347
Investment in subsidiaries	(42,228)	—	—	42,228	—
Other assets	6,344	5,007	7,158	—	18,509

Total assets	$269,780	$148,042	$409,057	$(238,625)	$588,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long- term debt	$—	$4,382	$1,180	$—	$5,562
Accounts payable and accrued liabilities	17,349	63,120	41,883	—	122,352
Contract billings in excess of cost and recognized income	—	14,779	168	—	14,947
Accrued income tax	—	1,657	1,899	—	3,556
Liabilities of discontinued operations	—	—	353,980	(171,888)	182,092
Payables to affiliated companies	—	22,923	86,042	(108,965)	—

Total current liabilities	17,349	106,861	485,152	(280,853)	328,509
Long-term debt	154,500	7,077	—	—	161,577
Other liabilities	—	—	237	—	237

Total liabilities	171,849	113,938	485,389	(280,853)	490,323
Stockholders’ equity:
Common stock	1,292	8	32	(40)	1,292
Capital in excess of par value	217,036	89,156	8,526	(97,682)	217,036
Retained earnings (deficit)	(120,603)	(55,060)	(84,177)	139,237	(120,603)
Other stockholders’ equity components	206	—	(713)	713	206

Total stockholders’ equity	97,931	34,104	(76,332)	42,228	97,931

Total liabilities and stockholders’ equity	$269,780	$148,042	$409,057	$(238,625)	$588,254

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements (continued)

	December 31, 2005
		WUSAI	Non-
	Parent	(Guarantor)	Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$58,794	$(5,240)	$2,379	$—	$55,933
Accounts receivable, net		61,807	22,000	—	84,003
Contract cost and recognized income not yet billed	—	5,839	1,780	—	7,619
Prepaid expenses	—	10,300	1,571	—	11,871
Parts and supplies inventories	—	701	1,808	—	2,509
Assets of discontinued operations	—	23,049	238,050	—	261,099
Receivables from affiliated companies	173,080	—	—	(173,080)	—

Total current assets	232,070	96,456	267,588	(173,080)	423,034
Deferred tax assets	—	2,669	1,465	—	4,134
Property, plant and equipment, net	—	29,956	29,750	—	59,706
Investment in subsidiaries	46,158	—	—	(46,158)	—
Other assets	3,412	3,301	5,298	—	12,011

Total assets	$281,640	$132,382	$304,101	$(219,238)	$498,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$—	$2,671	$9	$—	$2,680
Accounts payable and accrued liabilities	1,406	45,631	20,562	—	67,599
Contract billings in excess of cost and recognized income	—	1,123	219	—	1,342
Accrued income tax	—	1,308	1,060	—	2,368
Liabilities of discontinued operations	—	880	156,876	(13,671)	144,085
Payables to affiliated companies	—	44,183	115,226	(159,409)	—

Total current liabilities	1,406	95,796	293,952	(173,080)	218,074
Long-term debt	135,000	334	6	—	135,340
Other liabilities	—	—	237	—	237

Total liabilities	136,406	96,130	294,195	(173,080)	353,651
Stockholders’ equity:
Common stock	1,082	8	32	(40)	1,082
Capital in excess of par value	161,596	89,156	8,526	(97,682)	161,596
Retained earnings (deficit)	(15,166)	(52,912)	1,585	51,327	(15,166)
Other stockholders’ equity components	(2,278)	—	(237)	237	(2,278)

Total stockholders’ equity	145,234	36,252	9,906	(46,158)	145,234

Total liabilities and stockholders’ equity	$281,640	$132,382	$304,101	$(219,238)	$498,885

(1) Certain amounts have been reclassified to conform to the current classification of costs between the Guarantor

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements (continued)
Condensed Consolidating Statements of Operations

	Year Ended December 31, 2006
		WUSAI	Non-
	Parent	(Guarantor)	Guarantors	Eliminations	Consolidated
Contract revenue	$—	$338,459	$226,095	$(21,295)	$543,259
Operating expenses:
Contract costs	—	290,290	199,204	—	489,494
Depreciation and amortization	—	8,490	3,940	—	12,430
General and administrative	10,617	43,462	20,582	(21,995)	53,366

Operating income (loss)	(10,617)	(3,783)	2,369	—	(12,031)
Other income (expense):
Equity in loss of consolidated subsidiaries	(87,910)	—	—	87,910	—
Interest — net	(6,909)	(865)	(491)	—	(8,265)
Other — net	(1)	389	181	—	569

Income (loss) from continuing operations before income taxes	(105,437)	(4,259)	2,059	87,910	(19,727)
Provision (benefit) for income taxes	—	(236)	2,544	—	2,308

Income (loss) from continuing operations	(105,437)	(4,023)	(485)	87,910	(22,035)
Income (loss) from discontinued operations net of provision for income taxes	—	1,875	(85,277)	—	(83,402)

Net loss	$(105,437)	$(2,148)	$(85,762)	$87,910	$(105,437)

	Year Ended December 31, 2005
		WUSAI	Non-
	Parent	(Guarantor)	Guarantors	Eliminations	Consolidated
Contract revenue	$—	$230,464	$80,225	$(16,210)	$294,479
Operating expenses:
Contract costs	2	192,194	73,876	—	266,072
Depreciation and amortization	—	7,242	4,446	—	11,688
General and administrative	6,035	30,055	22,470	(16,210)	42,350

Operating income (loss)	(6,037)	973	(20,567)	—	(25,631)
Other income (expense):
Equity in loss of consolidated subsidiaries	(31,096)	—	—	31,096	—
Interest — net	(1,861)	(1,151)	(892)	—	(3,904)
Other — net	(241)	493	490	—	742

Income (loss) from continuing operations before income taxes	(39,235)	315	(20,969)	31,096	(28,793)
Provision (benefit) for income taxes	(455)	3,134	(1,011)	—	1,668

Income (loss) from continuing operations	(38,780)	(2,819)	(19,958)	31,096	(30,461)
Income (loss) from discontinued operations net of provision for income taxes	—	2,613	(10,932)	—	(8,319)

Net loss	$(38,780)	$(206)	$(30,890)	$31,096	$(38,780)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements (continued)

	Year Ended December 31, 2004
		WUSAI	Non-
	Parent	(Guarantor)	Guarantors	Eliminations	Consolidated
Contract revenue	$—	$144,931	$134,739	$(6,876)	$272,794
Operating expenses:
Contract costs	(3)	125,364	96,996	—	222,357
Depreciation and amortization	—	5,188	4,588	—	9,776
General and administrative	4,271	24,678	10,452	(6,876)	32,525

Operating income (loss)	(4,268)	(10,299)	22,703	—	8,136
Other income (expense):
Equity in loss of consolidated subsidiaries	(14,571)	—	—	14,571	—
Interest — net	(1,521)	(423)	(536)	—	(2,480)
Other — net	—	(174)	(213)	—	(387)

Income (loss) from continuing operations before income taxes	(20,360)	(10,896)	21,954	14,571	5,269
Provision (benefit) for income taxes	455	(4,012)	2,530	—	(1,027)

Income (loss) from continuing operations	(20,815)	(6,884)	19,424	14,571	6,296
Income (loss) from discontinued operations net of provision for income taxes	—	3,144	(30,255)	—	(27,111)

Net loss	$(20,815)	$(3,740)	$(10,831)	$14,571	$(20,815)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements (continued)
Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2006
		WUSAI	Non-		Consolidated
	Parent	(Guarantor)	Guarantors	Eliminations	Totals
Cash flows from operating activities:
Net cash flows provided by (used in) operating activities of continuing operations	$(9,563)	$21,252	$(17,118)	$—	$(5,429)
Net cash flows provided by (used in) operating activities of discontinued operations	—	995	(98,918)	—	(97,923)

Cash provided by (used in) operating activities	(9,563)	22,247	(116,036)	—	(103,352)
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	3,131	532	—	3,663
Proceeds from sale of discontinued operations	16,532	25,082	6,900	—	48,514
Purchases of property, plant and equipment	—	(3,926)	(7,447)	—	(11,373)

Cash provided by (used in) investing activities of continuing operations	16,532	24,287	(15)	—	40,804
Net cash flows used in investing activities of discontinued operations	—	—	(7,431)	—	(7,431)

Cash provided by (used in) investing activities	16,532	24,287	(7,446)	—	33,373
Cash flows from financing activities:
Proceeds from issuance of common stock	52,130	—	—	—	52,130
Proceeds from issuance of 6.5% Notes	19,500	—	—	—	19,500
Advances from (repayments to) parent/affiliates	(107,773)	(21,425)	129,198	—	—
Repayment of bank and other debt	—	(12,135)	—	—	(12,135)
Payment of capital lease	—	(683)	(208)	—	(891)
Costs of debt issuance and other	(4,844)	(2,156)	(54)	—	(7,054)

Cash provided by (used in) financing activities of continuing operations	(40,987)	(36,399)	128,936	—	51,550
Net cash flows provided by financing activities of discontinued operations	—	—	—	—	—

Cash provided by (used in) financing activities	(40,987)	(36,399)	128,936	—	51,550
Effect of exchange rate changes on cash and cash equivalents	—	—	139	—	139

Cash provided by (used in) all activities	$(34,018)	$10,135	$5,593	$—	$(18,290)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements (continued)

	Year Ended December 31, 2005
		WUSAI	Non-		Consolidated
	Parent	(Guarantor)	Guarantors	Eliminations	Totals
Cash flows from operating activities:
Net cash flows used in operating activities of continuing operations	$(4,445)	$(12,601)	$(17,585)	$—	$(34,631)
Net cash flows provided by (used in) operating activities of discontinued operations	—	3,693	(6,179)	—	(2,486)

Cash used in operating activities	(4,445)	(8,908)	(23,764)	—	(37,117)
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	—	1,740	—	1,740
Purchases of property, plant and equipment	—	(576)	(18,130)	—	(18,706)

Cash used in investing activities of continuing operations	—	(576)	(16,390)	—	(16,966)
Net cash flows used in investing activities of discontinued operations	—	(2,690)	(17,308)	—	(19,998)

Cash used in investing activities	—	(3,266)	(33,698)	—	(36,964)
Cash flows from financing activities:
Proceeds from issuance of 6.5% Notes	65,000	—	—	—	65,000
Proceeds from issuance of bank and other debt	15,000	(447)	4,371	—	18,924
Advances from (repayments to) parent/affiliates	(57,124)	(182)	57,306	—	—
Repayment of bank and other debt	(15,000)	(4,400)	—	—	(19,400)
Payment of capital lease	—	—	(6,405)	—	(6,405)
Costs of debt issuance and other	(791)	—	(498)	—	(1,289)

Cash provided by (used in) financing activities of continuing operations	7,085	(5,029)	54,774	—	56,830
Net cash flows provided by financing activities of discontinued operations	—	—	—	—	—

Cash provided by (used in) financing activities	7,085	(5,029)	54,774	—	56,830
Effect of exchange rate changes on cash and cash equivalents	—	—	17	—	17

Cash provided by (used in) all activities	$2,640	$(17,203)	$(2,671)	$—	$(17,234)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Parent, Guarantor, Non-Guarantor Condensed Consolidating Financial Statements (continued)

	Year Ended December 31, 2004
		WUSAI	Other	Consolidating	Consolidated
	Parent	(Guarantor)	Subsidiaries	Entries	Totals
Cash flows from operating activities:
Net cash flows provided by (used in) operating activities of continuing operations	$(4,728)	$(1,691)	$45,095	$—	$38,676
Net cash flows provided by (used in) operating activities of discontinued operations	—	3,845	(5,111)	—	(1,266)

Cash provided by (used in) operating activities	(4,728)	2,154	39,984	—	37,410
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	678	596	—	1,274
Purchases of property, plant and equipment	—	(10,653)	(5,080)	—	(15,733)

Cash used in investing activities of continuing operations	—	(9,975)	(4,484)	—	(14,459)
Net cash flow used in investing activities of discontinued operations	—	(4,713)	(17,579)	—	(22,292)

Cash used in investing activities	—	(14,688)	(22,063)	—	(36,751)
Cash flows from financing activities:
Proceeds from issuance of 2.75% Notes	70,000	—	—	—	70,000
Proceeds from issuance of bank and other debt	—	535	1,955	—	2,490
Proceeds from issuance of common stock	4,381	—	—	—	4,381
Advances from (repayments to) parent/affiliates	(2,600)	20,153	(17,553)	—	—
Repayment of bank and other debt	(14,000)	(1,323)	(2,000)	—	(17,323)
Costs of debt issuance and other	(2,311)	(1,434)	(1,441)	—	(5,186)

Cash provided by (used in) financing activities of continuing operations	55,470	17,931	(19,039)	—	54,362
Net cash flows provided by financing activities of discontinued operations	—	—	—	—	—

Cash provided by (used in) financing activities	55,470	17,931	(19,039)	—	54,362
Effect of exchange rate changes on cash and cash equivalents	—	—	(829)	—	(829)

Cash provided by (used in) all activities	$50,742	$5,397	$(1,947)	$—	$54,192

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
16. Related Party Transactions
     In the past, certain of the Company’s subsidiaries entered into commercial agreements with companies in which the former President of Willbros International, Inc., J. Kenneth Tillery, apparently had an ownership interest. Those companies included Arbastro Trading Ltd., Hydrodive International, Ltd., Hydrodive Offshore Services International, Inc., Hydrodive Nigeria, Ltd., Oco Industrial Services, Ltd., and Windfall Energy Services, Ltd. All are companies that chartered or sold marine vessels to the Company’s subsidiaries. Hydrodive Offshore Services International, Inc. and Hydrodive International, Ltd. have also provided diving services to the Company’s subsidiaries. Payment terms for these vendors ranged from due on receipt to net 30 days. The settlement method was cash.
     Mr. Tillery also appears to have exercised significant influence over the activities of Symoil Petroleum, Ltd., and Fusion Petroleum Services, Ltd., which provided consulting services for projects in Nigeria, and Kaplan and Associates, which provided consulting services for projects in Bolivia and certain other foreign locations.
     Mr. Tillery resigned his position with the Company on January 6, 2005 and accordingly none of the companies identified above are considered related parties subsequent to that date. Additionally, the Company has significantly discontinued engaging services from these companies in which Mr. Tillery had an ownership interest or exerted significant influence. During the period since the departure of Mr. Tillery, the Company has had continued services provided by Windfall Energy Services and Hydrodive International, Ltd. However, in the fourth quarter of 2005, the Company settled all outstanding claims with these companies and entered into new contracts governing the services to be provided by these vendors. Under these new contracts the Company made payments of $1,671 during the year ended December 31, 2006 related to Nigeria projects that are included in the Condensed Consolidated Statements of Operations of the Discontinued Operations in Note 2—Discontinuance of Operations and Asset Disposal. Outstanding amounts owed to formerly related parties included in “current liabilities” of the Discontinued Operations equal $1,800.
     Payments made to companies where Mr. Tillery appears to have an undisclosed ownership interest, or over which he appears to have exercised significant influence in the three-year period ended December 31, 2006, totaling $16,629 were recorded as contract cost or other operating expenses on Nigeria and Bolivia projects. Included in this amount, is $16,105 related to Nigeria projects and is included in the Condensed Consolidated Statements of Operations of the Discontinued Operations in Note 2—Discontinuance of Operations and Asset Disposal. The remaining $524 related to Bolivia is included in the Consolidated Statements of Operations. These amounts are detailed below.

	Year Ended December 31,
	2006	2005	2004	Total
Fusion Petroleum Services Ltd.	$—	$—	$871	$871
Hydrodive International, Ltd.	—	5,599	5,705	11,304
Hydrodive Nigeria, Ltd.	—	44	210	254
Kaplan and Associates	—	—	524	524
Oco Industrial Services Ltd.	—	51	63	114
Windfall Energy Services Ltd.	—	1,519	922	2,441
Symoil Petroleum Ltd.	—	—	1,121	1,121

Total	$—	$7,213	$9,416	$16,629

     Outstanding amounts owed to related parties in which Mr. Tillery appears to have had an undisclosed ownership interest or over which he appears to have exercised significant influence and which are included in accounts payable and accrued liabilities are as follows:

	December 31,
	2006	2005
Oco Industrial Services Ltd.	$—	$9
Hydrodive Nigeria, Ltd.	—	(5)

Total	$—	$4

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
17. Subsequent Events
     On February 7, 2007, the Company announced that it had completed the sale of its Nigeria assets and operations to Ascot Offshore Nigeria Limited (“Ascot”), a Nigerian energy services company for total consideration of $155,250. The sale was pursuant to a Share Purchase Agreement by and between the Company and Ascot dated as of February 7, 2007 (the “Agreement”), providing for the purchase by Ascot of all of the share capital of WG Nigeria Holdings Limited (“WGNHL”) the holding company for Willbros West Africa, Inc., Willbros (Nigeria) Limited, Willbros (Offshore) Nigeria Limited and WG Nigeria Equipment Limited.
     Under the terms of the Agreement, Ascot paid the purchase price in the form of $150,000 in cash, plus an interest-bearing promissory note in the principal amount of $5,250 (the “Ascot Note”). The Note is secured by the guarantee of Ascot’s parent company, Berkeley Group plc (“Berkeley”), a company organized under the laws of the Federal Republic of Nigeria, along with a pledge of the Share Capital to the Company pursuant to a collateral pledge and security agreement. On February 12, 2007 the Company received $2,625 as payment on the Ascot Note which has a remaining balance of $2,625 which is due and payable no later than August 1, 2007. On March 1, 2007 the collateral pledge and security agreement expired. The final net proceeds to the Company are subject to certain post-closing working capital adjustments and claims as provided by the Agreement. Under the Agreement, the Company’s obligation for any claims by Ascot, that were not previously disclosed to Ascot, are limited to 10 percent of the purchase price and such claim must be made within one year from the date of the Agreement except for any claim that may arise in the United States that is related to SEC, DOJ and OFAC investigations described in Note 13—Contingencies, Commitments and Other Circumstances.
     Due to the many variables affecting the Company’s contracts and commercial negotiations in Nigeria, the final adjustments may not be determined for several months, and those adjustments may be substantial, but are not expected to result in the recognition of a loss on this sale. In conjunction with this transaction, the Company bought out certain minority interests at a total cost of $10,500.
     On the same date, and pursuant to the Agreement, the Company and Ascot entered into an intellectual property license agreement which allows Ascot to use the Willbros brand and trademark in Nigeria for a specified period of time.
     Additionally, on the same date, the Company and Willbros International Services (Nigeria) Limited, subsidiary of the Company (“WISNL”), entered into a transition services agreement with Ascot (the “TSA”). Pursuant to the TSA, WISNL agreed to provide, and WISNL and the Company will cause other subsidiaries of the Company to provide, certain support services to Ascot for up to two years. The TSA may be immediately terminated at the election of the Company or WISNL under certain circumstances.
     On the same date and in connection with the sale of the shares, the Company and its subsidiary WII entered into an Indemnity Agreement with Ascot and Berkeley (the “Indemnity Agreement”), pursuant to which Ascot and Berkeley will indemnify the Company and WII for any obligations incurred by the Company or WII in connection with the parent company performance guarantees (the “Guarantees”) that the Company and WII previously issued and maintained on behalf of certain subsidiaries of WGNHL under certain working contracts between the subsidiaries and their customers. The Company is contractually obligated under the Guarantees to perform or cause to be performed work related to several ongoing projects in Nigeria. Among the Guarantees covered by the Indemnity Agreement are included five contracts under which we estimate that, at December 31, 2006, there was aggregate remaining contract revenue, excluding any additional claim revenue, of $374,761, and aggregate cost to complete of $315,951. At December 31, 2006, only one of the contracts covered by the Guarantees was estimated to be in a loss position with an accrual for such loss in the amount of $33,157 reflected on the balance sheet of the Nigeria portion of Discontinued Operations included in Note 2—Discontinuance of Operations and Asset Disposal.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
17. Subsequent Events (continued)
     Pursuant to the Agreement, Intercontinental Bank Plc issued five irrevocable unconditional backstop standby letters of credit totaling approximately $22,625 to provide indemnification to the Company and its affiliates relative to the performance of certain subsidiaries of WGNHL under certain contracts which are backed by performance letters of credit currently issued by, or on behalf of the Company or any of its affiliates for the benefit of WGNHL and/or any of its subsidiaries which will remain in effect. On February 28, 2007, one of the letters of credit in the amount of $2,303 expired. The remaining letters of credit are scheduled to expire in the amount of $440 on December 19, 2007, $123 on February 28, 2008 and $19,759 on August 31, 2008.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits:
     The following documents are included as exhibits to this Form 8-K.

23.1	Consent of GLO CPAs, LLP.

23.2	Consent of KPMG LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: October 16, 2007	/s/ Van A. Welch
Van A. Welch
Chief Financial Officer

EXHIBIT INDEX
The following is a list of all exhibits included in the Form 8-K.

Exhibit
Number	Description

23.1	Consent of GLO CPAs, LLP.

23.2	Consent of KPMG LLP.